  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1998

                                                     Registration No. 333-27037
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                --------------

                             AMENDMENT NO. 3
                                      To
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                --------------

                        UNITED FINANCIAL MORTGAGE CORP.
            (Exact name of Registrant as specified in its charter)
         Illinois                    6162                    36-3440533
     (State or other
     jurisdiction of
      incorporation)
                 (Primary Standard Classification Code Number)
                                                          (I.R.S. Employer
                                                        Identification No.)

                                --------------

                        United Financial Mortgage Corp.
                        600 Enterprise Drive, Suite 206
                           Oak Brook, Illinois 60521
                                (630) 571-7222
  (Address including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                                JOSEPH KHOSHABE
                     President and Chief Executive Officer
                        United Financial Mortgage Corp.
                        600 Enterprise Drive, Suite 206
                           Oak Brook, Illinois 60521
                                (630) 571-7222
 (Name, address, handling zip code, and telephone number, including area code of agent for service)

                                --------------

                                  Copies to:
                             Robert S. Luce, Esq.
                            855 Sterling, Suite 180
                           Palatine, Illinois 60067
                                (847) 776-9729

                                --------------

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

     -----------------------------------------------------------------
     -----------------------------------------------------------------

                                                                           AGGREGATE
                                                     AMOUNT TO BE OFFERING  OFFERING     AMOUNT OF
      OFFERING PRICE(1)                               REGISTERED   PRICE     PRICE    REGISTRATION FEE
     -------------------------------------------------------------------------------------------------
      Common Stock(1)...............................   920,000     $6.50   $5,980,000    $1,991.34
     -------------------------------------------------------------------------------------------------
      Underwriter's Warrants........................    80,000     $ --    $   100.00    $
     -------------------------------------------------------------------------------------------------
      Common Stock Within Underwriter's Warrant(2)..    80,000     $7.80   $  624,000    $  207.79
     -------------------------------------------------------------------------------------------------
      TOTAL.........................................                                     $2,199.13

     -----------------------------------------------------------------
     -----------------------------------------------------------------
-------
(1) Estimated solely for the purpose of computing the amount of the registration fee.
(2) No portion of the offering price is attributable to the Underwriter's Warrants.

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                           PURSUANT TO REGULATION S-B

 FORM SB-2 ITEM NUMBER AND CAPTION        LOCATION IN PROSPECTUS BY CAPTION
 ---------------------------------        ---------------------------------
 1. Front of Registration Statement  Front Cover Page of Registration Statement
    and Outside Front Cover Page of   and Front Cover Page of the Prospectus
    Prospectus.....................
 2. Inside Front and Outside Back    Inside Front and Outside Back Cover Pages
    Cover Pages of the Prospectus..
 3. Summary Information and Risk     Prospectus Summary; Risk Factors; The
    Factors........................   Company and its Business; Selected
                                      Financial Data
 4. Use of Proceeds................  Use of Proceeds
 5. Determination of Offering        Determination of the Offering Price,
    Price..........................   Description of Securities; Underwriting;
                                      Risk Factors
 6. Dilution.......................  Dilution; Risk Factors
 8. Plan of Distribution...........  Front Cover Page; Underwriting
 9. Legal Proceedings..............  Legal Proceedings
10. Directors, Executive Officers,   Management; Principal Stockholder
    Promoters and Control Persons..
11. Security Ownership of Certain    Principal Stockholders, Management
    Beneficial Owners and
    Management.....................
12. Description of Securities......  Description of Securities; History of
                                      Security Placements
13. Interest of Named Experts and    Not Applicable
    Counsel........................
14. Disclosure of Commission         Disclosure of Commission Position on
    Position on Indemnification for   Indemnification for Securities Act
    Securities Act Liabilities.....   Liabilities
15. Organization within Last Five    Not Applicable
    Years..........................
16. Description of Business........  Prospectus Summary; Rick Factors; Use of
                                      Proceeds; The Company and its Business;
                                      Capitalization; Selected Financial Data;
                                      Management's Discussion and Analysis of
                                      Financial Condition and Results of
                                      Operations; Management; Principal
                                      Stockholders; Financial Statements
17. Management's Discussion and      Management's Discussion and Analysis
    Analysis.......................
18. Description of Property........  The Company and its Business
19. Certain Relationships and        Certain Relationships and Related
    Related Transactions...........   Transactions
20. Market for Common Equity and     Risk Factors; Description of Securities and
    Related Stockholder Matters....   Shares Eligible for Future Sales
21. Executive Compensation.........  Management
22. Financial Statements...........  Financial Statements
23. Changes in and Disagreements     Not Applicable
    with Accountants on Accounting
    and Financial Disclosure.......

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED MARCH 17, 1998
                                 800,000 SHARES
                                       OF
                                  COMMON STOCK
LOGO
                                       OF
                        UNITED FINANCIAL MORTGAGE CORP.

  United Financial Mortgage Corp. (the "Company") hereby offers 800,000 shares of Common Stock, no par value ("Common Stock" or "Shares"). The initial offering price of the Common Stock will be $6.50 per share. The Company anticipates that upon completion of this offering, the Common Stock will be listed on the Chicago Stock Exchange ("CSE") under the symbol UFM. Prior to this offering there has been no public market for these securities. No assurance can be given that a trading market will develop, or, if developed, that it can or will be maintained for these securities. See "Underwriting" for information relating to the determination of the offering price. There are certain risk factors which should be considered before purchasing Shares. See "Risk Factors."

                                  -----------

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL
                                   DILUTION.
                       SEE "RISK FACTORS" AND "DILUTION."

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  NEITHER THE ATTORNEY GENERAL OF THE STATES OF NEW YORK OR NEW JERSEY, THE NEW JERSEY BUREAU OF SECURITIES NOR THE SECURITIES LAW COMMISSIONER OF ANY OTHER JURISDICTION HAS PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                     PRICE       UNDERWRITING   PROCEEDS TO
                                                   TO PUBLIC     DISCOUNT(1)     COMPANY(2)
-------------------------------------------------------------------------------------------
Per Share.......................................     $              $              $
Total(3)........................................   $               $             $
-------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                    (See footnotes on next page)

  The Common Stock is offered on a "firm commitment" basis by the underwriter when, as and if delivered to and accepted by it, subject to prior sale and certain other conditions and legal matters. It is expected that delivery of the Shares will be made against payment in Los Angeles, California, on or about
                  .

                                  -----------

                         MILLS FINANCIAL SERVICES, INC.

                                  -----------

                 The date of this Prospectus is              .

(Footnotes to distribution table)

(1) In addition, the Underwriter will receive: (a) a non-accountable expense allowance of 3% of the gross proceeds from this offering of the Shares;
    (b) an Underwriter's Warrant to purchase 80,000 Shares based upon 10% of the Shares sold in the public offering at a price of $7.80 per Share (120% of the public offering price of the Shares); (c) certain other compensation, all as more particularly described in "Underwriting." Further, the Company will indemnify the Underwriter against certain civil liabilities arising under the Act. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $259,000, excluding the Underwriter's non-accountable expense allowance. However, commissions and the non-accountable expense allowance (aggregating 13.0% of gross offering proceeds) will be paid from the proceeds of the offering. See "Underwriting."
(3) The Company has granted to the Underwriter an option, exercisable within 45 days after the date hereof, to purchase up to 120,000 additional shares of Common Stock solely to cover over-allotment, if any. If such option is exercised in full, the Price to Public, Underwriting Discount and Proceeds
    to Company at the offering price of $6.50 per share would be $         ,
    $        and $         , respectively. See "Underwriting."

                               ----------------

  Prior to this offering, there has been no public market for the securities of the Company and there can be no assurance that any such market will develop or be sustained after this offering. The initial public offering price of the securities has been determined by negotiation between the Company and the Underwriter and does not necessarily reflect the Company's asset value, performance or any other established criteria. For information regarding the factors considered in determining the initial public offering price of the securities and the terms of the Underwriter's Warrant, see "Underwriting."

  AS OF THE DATE OF THIS PROSPECTUS, THE COMPANY WILL BECOME SUBJECT TO THE REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 AND IN ACCORDANCE THEREWITH WILL FILE REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS AND SUCH OTHER PERIODIC REPORTS AS THE COMPANY DEEMS APPROPRIATE OR AS MAY BE REQUIRED BY LAW.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) found elsewhere in this Prospectus. All information in this Prospectus unless otherwise indicated, assumes no exercise of any outstanding warrants. All references to shares of Common Stock described in this Prospectus have been adjusted to give effect to a two (2) for three (3) reverse stock split that was implemented by the Company on May 9, 1995. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

  United Financial Mortgage Corp. (the "Company") is an Illinois corporation organized on April 30, 1986 to engage in the residential mortgage banking business. The Company's primary focus has been the retail and wholesale origination of mortgage loans for one-to-four family properties. The Company is an approved mortgage loan seller/servicer with the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac") and with the Federal National Mortgage Association ("FNMA" or "Fannie Mae"). In addition, the Company is an approved mortgagee by the Federal Housing Administration ("FHA") and the Department of Veteran's Affairs ("VA").

  The Company's strategy is to expand retail and wholesale loan origination; and build a quality servicing business. Increased loan origination will expand the Company's revenue base and provide select loans for the expansion of its servicing business. An expanded servicing business consisting of quality loans will enhance earnings by providing revenues on a stabilized basis. Servicing revenues generally are realized on a consistent basis without the cyclical dynamics generally attributable to the loan origination business. Expanded servicing also will create an additional asset that Management believes will increase the Company's value over the long term.

  Management believes that the Company's business plan of combining expanded loan origination with the development of a quality servicing portfolio, along with the Company's continuing objective of improving operating efficiencies, strategically will place the Company in a strong competitive position entering the 21st century.

THE WHOLESALE ORIGINATION DIVISION

  Wholesale loan origination involves the funding by the Company of loans submitted by unaffiliated mortgage brokers. The Company realizes revenues from the sale of such loans to investors for a price greater than the amount paid to the mortgage broker. The Company generally sells loans to investors at pre-approved purchase prices which serves to reduce the risk of a loss on such sale(s). Wholesale loan origination tends to generate less revenues on a per transaction basis than retail origination, but expansion into the wholesale sector is less costly than retail origination, because wholesale origination does not require the establishment of costly office space and the related overhead expense. This operating structure enables the Company to quickly enter new markets.

THE RETAIL ORIGINATION DIVISION

  Retail loan origination involves the direct solicitation of realtors, builders and other end borrowers for the origination of mortgage loans. The Company derives revenues from the premium that is received from the purchaser of the loan. Generally, that premium is shared on a negotiated basis with loan officers who procure the loan and assist in the loan origination process.

  The Company sells substantially all of the mortgage loans that it produces. The Company sells these loans to investors (which may include brokers/dealers, banks, thrifts, insurance companies, and state and local housing finance agencies), either as individual loans or pursuant to certain bulk purchase commitments. The Company also engages in the origination and brokerage of loans on commercial real estate assets, including shopping centers, office properties and other commercial loans. The Company either brokers (e.g. arranges for the loan from third-party lenders) or funds and services commercial loans.

  The Company's loan origination activities are conducted through its corporate headquarters offices in Oak Brook, Illinois; Creve Coeur, Missouri; Las Vegas, Nevada and Irvine, California.

THE SERVICING DIVISION

  The Company's long term plans include the servicing of select loans that it originates. Loan servicing consists of collecting principal and interest payments from borrowers, remitting aggregate principal and interest payments to investors, making cash advances, when required, accounting for principal and interest, collecting funds for payment of mortgage-related expenses, such as taxes and insurance, inspecting the mortgage premises as required, contacting delinquent mortgagors, conducting foreclosures and property dispositions in the event of unremedied defaults and generally administering the mortgage loans.

QUALITY CONTROL

  In order to ensure that the Company originates high quality mortgage loans, it has retained the services of a quality control company with an industry wide reputation to conduct audits of the Company's loan origination activities on a monthly basis.

  The Company's offices are located at 600 Enterprise Drive, Suite #206, Oak Brook, Illinois 60521 and its telephone number is (630) 571-7222.

                                  THE OFFERING

Securities Offered.................... 800,000 shares of Common Stock to be issued and sold by the Company
                                       ("Common Stock" or "Shares").

Common Stock Outstanding Before
 Offering(1)..........................

                                       3,100,029(3)

Common Stock To Be Outstanding After
 Offering(2)..........................

                                       3,900,029(3)

Use of Proceeds....................... For expansion of origination of mortgage loans, servicing activi-
                                       ties, repayment of debt, purchase
                                       of preferred stock and for working
                                       capital purposes.

Proposed CSE Symbol(2)................ UFM
--------
(1) Unless otherwise indicated, references in this Prospectus to Common Stock Outstanding Before and After this offering do not include (i) issuance of up to 80,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant; (ii) 500,000 shares reserved for issuance under the Company's Non-Qualified and Incentive Stock Option Plan (the "Stock Option Plan"); and (iii) up to 242,000 shares of Common Stock issuable upon exercise of certain Warrants as described herein. See "Description of Securities" for a description of securities issued in connection with certain prior financings of the Company.

(2) CSE symbols do not imply that a meaningful or sustained trading market for the securities will develop.

(3) As of January 31, 1998.

                                  RISK FACTORS

  The securities offered hereby involve a high degree of risk and immediate and substantial dilution. See "Risk Factors" and "Dilution."

                  SUMMARY FINANCIAL AND OPERATING INFORMATION

  The following financial and operating information of the Company does not purport to be complete and is qualified in its entirety by reference to the more detailed financial and operating information contained elsewhere herein. See "Financial Statements."

                                    YEAR ENDED             NINE MONTHS ENDED
                                     APRIL 30,              JANUARY 31,(1)
                              ------------------------  ------------------------
                                 1996         1997         1997         1998
                              -----------  -----------  -----------  -----------
                                                        (UNAUDITED)   (AUDITED)
Statement of earnings data:
  Total revenues............  $ 6,442,428  $ 5,696,382  $ 4,558,438  $ 5,316,194
  Total expenses............    7,024,040    6,405,032    5,187,511    5,101,005
  Earnings (loss) before
   income taxes.............     (581,612)    (708,650)    (629,073)     215,189
  Income taxes..............          -0-      (53,774)         -0-          -0-
  Net earnings (loss).......     (581,612)    (654,876)    (629,073)     215,189
Net income (loss) applicable
 to Common Shareholders.....  $  (581,612) $  (654,876) $  (629,073) $   215,189
Earnings (loss) Per Share:
  Earnings (loss) per common
   share....................  $     (.193) $     (.211) $     (.203) $     0.069
Number of shares
 outstanding................    3,001,975    3,100,029    3,095,029    3,100,029
Balance Sheet Data:
  Total assets..............  $20,068,331  $16,662,646  $11,533,707  $13,154,935
  Total liabilities.........  $17,860,855  $14,057,546  $ 8,927,803  $10,334,645
  Stockholder's equity......  $ 2,207,476  $ 2,605,100  $ 2,605,904  $ 2,820,290

--------

(1) This Prospectus contains unaudited financial statements for the nine months ended January 31, 1997 and audited financial statements for the nine months ended January 31, 1998 (See "Financial Statements").

                                 RISK FACTORS

  The securities offered hereby involve a high degree of risk. Prospective investors should carefully consider, among other things, the following risk factors before a decision is made to purchase any Shares.

RISKS RELATING TO REGISTRATION RIGHTS OF CERTAIN SHAREHOLDERS AND WARRANT
HOLDERS.

  The Company previously issued 567,149 shares of restricted Common Stock and warrants to purchase 242,000 shares ("Shares"). The impact of the subsequent sales of these Shares could have a depressive effect upon the public market price for the Shares held by purchasers of Shares in this offering. See "Description of Securities" and "Shares Eligible for Future Sale."

RISKS RELATING TO SERVICING OPERATIONS

  The Company intends to expand its loan servicing activities and those operations will be subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of a substantial operating history, and if the Company decides to establish an internal servicing department, the need to assemble an experienced administrative staff. Additional risks relating to servicing operations include early mortgage loan prepayments which result from sales of underlying properties and refinancing transactions. Such prepayments may result in reduced revenues to the Company.

  The success of any mortgage servicing operation that may be expanded by the Company will depend in part on the Company's ability to sell promptly those mortgage loans to investors, with servicing rights retained. Accordingly, adverse changes in the secondary market, including the level of activity or underwriting criteria of FNMA, FHLMC and other investors could have a material adverse effect on this aspect of the Company's business. See "The Company and the Business--the Servicing Division."

RISKS RELATING TO CREDIT FACILITIES


  The Company has available three (3) credit facilities from three (3) lender for up to Twenty Two Million Five Hundred Thousand Dollars ($22,500,000) for the purpose of funding loans. One facility for up to $20.0 million will expire on October 28, 1998, unless extended. The Company also has available a commercial credit facility of up to One Million Five Hundred Thousand Dollars ($1,500,000) for the purpose of originating and servicing commercial loans and another credit facility for up to One Million Dollars ($1,000,000) for loan repurchases from investors. There can be no assurance that these or other credit facilities will continue to be available to the Company on an indefinite basis. See "The Company and its Business--Loan Funding and Warehousing."

  Included with the aggregate credit facilities described above, the Company also has available a commercial credit facility of up to One Million Five Hundred Thousand Dollars ($1,500,000) for the purpose of originating and servicing commercial loans and another credit facility for One Million Dollars ($1,000,000) for loan repurchases from investors. There can be no assurance that these or other credit facilities will continue to be available to the Company on an indefinite basis. See "The Company and its Business--Loan Funding and Warehousing."

RISKS RELATING TO AVAILABILITY OF PERSONAL GUARANTIES

  Certain of the Company's credit facilities have been personally guarantied by Mr. Joseph Khoshabe, the Company's President. Mr. Khoshabe does not have any obligation to make any personal guaranties available to the Company in the future. The absence of such personal guaranties in the future may adversely affect the Company's ability to borrow.

GENERAL BUSINESS RISKS

  The Company's business is subject to various business risks. The Company's mortgage banking activities are dependent on the demand for mortgage loans by potential borrowers and investors. Changes in the level of consumer confidence, real estate values, prevailing interest rates, and investment returns expected by the financial community could make mortgage loans of the type arranged by the Company less attractive to borrowers or investors.

  The Company's long-term strategy is to expand its loan servicing division. Although mortgage servicing fees generally provide more predictable cash flow as compared with income from mortgage origination, which may fluctuate with general economic conditions, servicing activities also entail certain risks. In addition, the Company may be required to advance delinquent loan payments pursuant to the regulations of FNMA and FHLMC; and the requirements of certain private investors. Although the Company would be expected to be reimbursed for all or a portion of such advances, it would not be compensated for the costs of making such advances.

  The risks to which the Company's business is subject becomes more acute in an economic slowdown or recession. During such periods, foreclosures and losses to investors generally increase and could result in an increased incident of claims and legal actions against the Company. In addition, such conditions could lead to a potential decline in demand for the Company's loan origination services. Although the Company's retail and wholesale loan origination activities occur primarily in certain states, it is anticipated that its loan servicing could include properties in states other than those where it conducts origination activities. Adverse economic conditions could result in reduced loan production by the Company and could cause an increase in delinquencies and foreclosures relating to loans serviced by the Company in the future.

  In addition, the mortgage banking business is highly competitive and price sensitive, and some of the Company's competitors have greater financial resources and pricing flexibility than the Company. See "The Company and its Business."

INTEREST RATE RISKS

  Prevailing market interest rates, which have an impact on borrower decisions to obtain new loans or to refinance existing loans, affect the Company's ability to originate mortgage loans. When interest rates decrease, the economic advantages of refinancing mortgage loans increase. However, when interest rates decrease, increases in the rate of prepayments of mortgage loans may reduce the period during which the Company earns servicing income from loan servicing activities. The Company believes that these effects should be offset by increased loan origination and a related increase in the size of the Company's servicing portfolio. Furthermore, as a result of the Company's strategy of maintaining continuing customer relationships, the Company historically has been able to recapture a substantial amount of refinanced loans and home purchase mortgages from prior customers. No assurance can be given that the Company will be able to recapture such loans in the future.

NEED FOR ADDITIONAL CAPITAL TO IMPLEMENT LONG-TERM PLANS

  The Company's cash flow requirements are related to its overhead costs, the cost of funding loans prior to sale, payment of direct and indirect costs of a closed loan and the costs of expansion. At the current level of operation, the Company believes its existing capital, the net proceeds of this offering, existing credit facilities as well as cash flow from operations will meet the Company's cash flow requirements for at least the next 12 months and, thereafter, for the foreseeable future. However, as the Company seeks to materially expand its loan origination business and its servicing business, and if such expansion is achieved, the Company's cash flow requirements will increase.

  Because the Company's loan origination business requires continued access to adequate credit facilities, the Company is dependent on the availability of such credit facilities for the origination of loans prior to their sale. In addition, the Company may be required to invest capital in establishing or acquiring a portfolio of loans to expand its loan servicing business. This capital may be required either to purchase an existing servicing portfolio or to fund the cost of retaining the servicing rights on loans which are originated and sold by the Company. In the event that the proceeds received by the Company from this offering, cash flows from operations, existing capital and current credit facilities prove to be insufficient to meet the Company's capital requirements to fund loans prior to sale and to expand its loan servicing business, the Company may be required to seek additional financing. There can be no assurance that such financing will be available on favorable terms, or at all. To the extent that the Company is not successful in maintaining or replacing existing financing or obtaining additional financing, it may have to curtail its loan origination activities and the expansion of its loan servicing business, which could have a material adverse effect on the Company.

  The Company believes that the increase in its equity capital resulting from the sale of Common Stock offered hereby will enhance the Company's ability to obtain additional credit. As a result, the Company will continue to employ substantial leverage in the conduct of its business. The degree to which the Company is leveraged could have important consequences to holders of the Common Stock. Such potential consequences include the following: (i) the Company's ability to grow will depend on its ability to obtain additional future financing and that ability may be impaired by the extent of leverage employed by the Company; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available to finance existing operations or the expansion of the Company's business: and (iii) the extent of leverage may place the Company at a competitive disadvantage and make it more vulnerable to economic downturns. See "The Company and its Business."

RISKS ASSOCIATED WITH APPROVAL AS A FHLMC AND A FNMA SERVICER

  The Company is an approved seller/servicer of mortgage loans for FHLMC and FNMA. In addition, the Company is an approved mortgagee by HUD and is qualified to originate mortgage loans insured by the FHA and VA. If the Company fails to comply with the seller/servicer guidelines relating to its loan origination and servicing activities, its approval as a seller/servicer could be withdrawn and its servicing rights could be transferred to another servicer without compensation to the Company. See "The Company and its Business--The Servicing Division."

RISKS ASSOCIATED WITH REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY

  When a mortgage loan originator (retail or wholesale) sells a mortgage loan to FNMA, FHLMC or other investors, it makes certain representations and warranties as to the compliance by the originator with applicable underwriting guidelines. A loan originator or the purchaser of loan servicing rights generally becomes obligated to the investor with respect to the accuracy of those representations and warranties, and if those representations and warranties are incorrect, the investor may require the servicer or the lender who originated the loan to repurchase the mortgage loan. Consequently, any loss resulting from a material inaccuracy in the representations and warranties would fall on the servicer or the Company as the originating seller/servicer of the loan. The Company will attempt to limit its exposure to repurchase risks through (i) quality control requirements imposed on its origination staff, both internally and through third party quality control experts, and (ii) by negotiating appropriate representations and warranties and indemnification from entities from which it acquires mortgage loans. In addition, with respect to mortgage loans originated by it, the Company will be required in the ordinary course of business, to make representations and warranties to the purchasers of servicing rights, and investors and insurers of such loans. Losses resulting from a material inaccuracy in those representations and warranties would fall on the Company. From time to time, the Company could be obligated to repurchase loans as a result of breach of such representations and warranties. A breach or breaches of representations and warranties could have a material adverse affect upon the financial condition of the Company. See "The Company and its Business."

RISKS ASSOCIATED WITH LACK OF DIVERSIFIED PORTFOLIO

  In the event the Company services loans in geographic markets which suffer from slow growth or poor economic conditions, the Company could experience a high rate of delinquency and foreclosures. Such conditions could materially and adversely effect the Company's revenue and net income. Although the Company might attempt to reduce such risk through the acquisition of servicing portfolios in diverse geographic regions, there can be no assurance that such attempts would be successful. See "The Company and its Business--The Loan Servicing Division."

GREATER RESOURCES OF COMPETITORS

  The mortgage banking industry is competitive and competition is based heavily on price. Many of the Company's competitors have greater financial resources than the Company and consequently may be able to achieve economies of scale that are unavailable to the Company.

REGULATION

  Mortgage banking is a highly regulated industry. The industry is subject to the rules and regulations of, and examination by, FNMA, FHLMC, FHA, the Government National Mortgage Association ("GNMA" or "Ginnie Mae"), the Veteran's Administration ("VA") and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing residential mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. These rules and regulations, among other things, govern how mortgage originators originate loans; and with respect to loan servicing, govern how mortgage servicers process a mortgagor's payment, require an annual analysis of escrow balances and also regulate the procedure for making investor payments.

  There also are numerous rules and regulations imposed on mortgage loan originators and servicers. These rules and regulations require originators to obtain or maintain licenses, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on prospective borrowers, regulate payment features and, in some cases, fix maximum interest rates, fees and loan amounts. Failure to comply with these requirements could lead to loss of approved status, termination of servicing contracts without compensation to the servicer, demands for indemnification or loan repurchases, class action lawsuits and administrative enforcement actions. There can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future, which could make compliance more difficult and expensive.

DEPENDENCE UPON THE PRESIDENT

  The success of the Company generally is dependent upon Mr. Khoshabe, its president. The loss of the services of Mr. Khoshabe could have an adverse effect upon the Company if a replacement cannot be quickly retained. No assurance can be given that a suitable replacement could be attracted to the Company. The Company does not have "key-man" life insurance on the life of Mr. Khoshabe. See "Management." The Company also has an employment agreement with Mr. Khoshabe wherein he has agreed to maintain his employment with the Company for a term of 5 years commencing from the effective date of the registration statement relating to this Prospectus. See "Management--Compensation of Directors and Executive Officers."

DIVIDEND POLICY

  The Company has never declared or paid a dividend on its Common Stock, and management expects that the substantial portion of the Company's future earnings will be retained for expansion or development of the Company's business. The decision to pay dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition, and other relevant factors such as loan covenants or other contractual obligations. See "Dividend Policy."

CONTROL BY THE PRESIDENT

  The Joseph Khoshabe Trust, dated September 22, 1995, ("J.K. Trust") of which Mr. Joseph Khoshabe is the trustee, currently owns approximately 81.6% of the outstanding Common Stock of the Company. Upon completion of this offering, the J.K. Trust will own approximately 64.8% of the outstanding Common Stock of the Company. Accordingly, the J.K. Trust and indirectly, Mr. Joseph Khoshabe, the President of the Company, will continue to exercise control over the Company, including control over the election of directors and the appointment of officers of the Company, after the completion of this offering. The practical effect of Mr. Khoshabe's control over the election of the Board of Directors is that Mr. Khoshabe's employment with the Company cannot be terminated. For example, if the Board of Directors were to terminate Mr. Khoshabe's employment contract, then Mr. Khoshabe, as the trustee of the J.K. Trust could call a special meeting of shareholders. At such special meeting, the J.K. Trust could vote to remove all directors other than Mr. Khoshabe. The reconstituted Board of Directors could then reemploy Mr. Khoshabe. See "Principal Stockholders."

CONFLICTS OF INTEREST

  The Board of Directors generally has the responsibility for determining the compensation of the employees of the Company, including the Company's officers. Prior to the election of the additional Board members as described herein, no independent outside authority has reviewed or approved the decisions of the Board of Directors concerning compensation matters. Historically, Mr. Joseph Khoshabe, as the sole director, set his own compensation. Thirty (30) days after the completion of the offering described in this Prospectus, three (3) non-employee designees have agreed to become members of the Board. It is contemplated that audit and compensation committees composed of non-employee members of the Board of Directors will be established. See "Management."

  A potential conflict of interest may exist as a result of Mr. Joseph Khoshabe's affiliation with the J.K. Trust resulting from his capacity as the trustee of the J.K. Trust. It is possible that the interests of the J.K. Trust could conflict with the interests of the Company. Another potential conflict of interest could arise between the Company and the Underwriter relating to the current indebtedness of $80,000 owed to the Company by Mr. Joseph Kurczyodyna, President of the Underwriter. The Company is not aware of any actual conflicts relating to the above matters. See "Principal Stockholders" and "Underwriting."

NO PRIOR PUBLIC MARKET FOR SECURITIES; POSSIBLE VOLATILITY OF SECURITIES
PRICES

  Prior to this Offering, there has been no public market for the Company's securities. Concurrently with the Offering, the Company's Common Stock will be listed on the Chicago Stock Exchange ("CSE"). However, there can be no assurance that an active trading market will develop after this offering, or that, if developed, it will be sustained. Recent history relating to the market prices of newly public companies indicates that, there may be significant volatility in the market for such securities because of factors unrelated, as well as related, to such company's operating performance. See "Underwriting."

ARBITRARY DETERMINATION OF OFFERING PRICE

  The public offering price of the Shares has been arbitrarily determined by negotiations between the Company and the Underwriter. Among the factors considered in determining the offering price were the Company's financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market. However, the offering price of the Shares does not necessarily bear any relationship to the Company's assets, book value, earnings, or any other established criterion of value. See "Underwriting."

MARKET OVERHANG FROM WARRANTS

  Immediately after the offering, the Company will have outstanding warrants to purchase 242,000 Shares, including warrants issued in connection with certain prior financings of the Company. To the extent that such warrants are exercised, dilution of the interests of the Company's stockholders may occur. Moreover, the terms upon which the Company would be able to obtain additional equity capital may be adversely affected since the holders of the outstanding warrants can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants. Furthermore, the sale of Common Stock or other securities held by or issuable to the holders, or merely the potential of such sales, could have an adverse effect on the market price of the Company's securities. See "Description of Securities" and "Shares Eligible for Future Sale."

STOCK OPTION PLAN

  The Company has reserved 500,000 shares of its Common Stock for issuance upon exercise of stock options (for which no options have been granted) pursuant to its Non-Qualified and Incentive Stock Option Plan ("Plan"). Exercise of outstanding stock options will reduce the percentage of Common Stock held by the public stockholders and dilute the market value for those shares. Further, the terms on which the Company could obtain additional capital during the life of the stock options may be adversely affected, and it might be expected that the holders of the stock options would exercise same at a time when the Company would be able to obtain equity capital on terms more favorable than those provided for in the stock options. The Company may file a registration statement under the Act to register Common Stock to be issued to employees and others pursuant to the Plan. Exercise of these registration rights will result in dilution of the interest of the public stockholders and could involve a substantial expense to the Company and could prove a hindrance to future financings. See "Management--Stock Option Plan."

POSSIBLE RESALES UNDER RULE 144

  After the consummation of the offering, 3,100,029 shares of Common Stock held by the Company's present stockholders will not have been registered under the Act, but may, under certain circumstances, be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Act, subject to certain limitations. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period the number of securities which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an affiliate of the Company and who has satisfied a three-year holding period. The possibility of any such sale may adversely affect the market price of the Company's securities. In addition, holders of warrants, the holders of Shares issuable upon exercise of stock options granted pursuant to the Stock Option Plan and Shares issued with respect to certain prior financings of the Company, have certain registration rights under the Act, which would permit the future public sale of the underlying shares of Common Stock. See "Shares Eligible for Future Sale."

POSSIBLE DELISTING FROM THE CHICAGO STOCK EXCHANGE ("CSE") AND "PENNY STOCK"
RISKS

  The trading of the Company's stock on the CSE is conditioned upon the Company meeting certain asset, capital and surplus, earnings and stock price tests. If the Company fails any of these tests, the Common Stock may be delisted from trading on the CSE. The effects of delisting include the limited release of the market prices of the Company's securities and limited news coverage of the Company. Delisting may restrict investors' interest in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatility of stock prices and possible delisting, low price stocks are subject to the additional risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Common Stock were delisted from trading on the CSE and the trading price of the Common Stock was less than $5.00 per share, the Common Stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. If the Company's securities were delisted and the trading price was less than $5.00 per share, the Company's securities also could be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities and the ability of purchasers in this offering to sell their securities in the secondary market.

AFFECT OF FUTURE ISSUANCE OF PREFERRED SHARES

  The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including dividend rights, terms of redemption (including sinking fund provisions), conversion rights and liquidation preferences of the shares constituting any series, without further vote or action by the shareholders. The issuance of preferred stock by the Board of Directors could adversely affect the rights and/or voting power of holders of Common Stock. The authority possessed by the Board of Directors to issue preferred stock potentially could be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise, by making such attempts more difficult to achieve or more costly. See "Description of Securities."

POTENTIAL EXPENSES ARISING FROM INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Articles of Incorporation and Bylaws of the Company provide for indemnification of each director and officer or former director or officer or any person who may have served at the request of the Company as a director or officer of another corporation in which the Company owns securities or is a creditor. Such provisions eliminate, with certain exceptions, the personal liability of the directors to the Company and the Company's stockholders for monetary damages as a result of a breach of fiduciary duty, making it more difficult to assert a claim and obtain damages from a director in the event of a breach of his or her fiduciary duty. The Company will indemnify against reasonable costs and expenses incurred in connection with any action, suit or proceeding to which any of the individuals described above were made a party by reason of his or her being or having been such a director or officer, unless such director has been adjudicated to have been liable for negligence or misconduct in his or her corporate duties. As of the date of this Prospectus, the Company is not aware of any existing or pending litigation involving a director that will require indemnification by the Company. To the extent the Company is required to expend funds to indemnify officers and directors, there could be a materially adverse effect on the financial condition of the Company.

  Notwithstanding the foregoing indemnification provisions of the Company's Articles of Incorporation and Bylaws, the Company has been informed that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy and is therefore unenforceable. See "Commission Position on Indemnification for Securities Act Liabilities."

DILUTION AND SHARE PRICE DISPARITY

  At the public offering price of $6.50 per share for the sale of the shares offered hereby, purchasers of the shares will incur immediate dilution of approximately $4.96 per share in net tangible book value which represents a percentage dilution of 76.4%. See "Dilution."

  Prospective investors also should consider the purchase price disparity between what current shareholders paid for their shares and the offering price of $6.50 per share. Current shareholders have paid share prices ranging from $.05 per share to $2.25 per share and have been issued shares upon conversion of debentures at the conversion rate of $4.50 per share. On average, current shareholders have paid $.39 per share.

LACK OF UNDERWRITING HISTORY

  Mills Financial Services, Inc., the Underwriter, has not previously participated as an underwriter on a firm commitment basis and has not previously been an underwriter of an initial public offering. In 1994, Mills

Financial Services, Inc. attempted an initial public offering for the Company on a best efforts--minimum or none basis. Mills Financial Services, Inc. was not successful in completing the minimum sales amount and the offering was withdrawn by the Company. Prospective purchasers of the Common Stock offered hereby should consider the limited experience of Mills Financial Services, Inc. in evaluating an investment in the Common Stock. See "Underwriting."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

  The Company believes that this Prospectus contains forward-looking statements, including statements regarding, among other items, the Company's future plans and growth strategies and anticipated trends in the industry in which the Company operates. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact transpire or prove to be accurate.

RISKS RELATING TO USE OF OFFERING PROCEEDS

  Prospective investors are urged to consider management's broad discretion in allocating a substantial percentage (24.8%) of the net offering proceeds to working capital. This broad discretion may result in management's application of working capital in ways not contemplated at the time of this Offering. See "Use of Proceeds."

RISKS RELATING TO FINANCIAL STATEMENT LOSSES

  Prospective investors are urged to carefully review and consider the operating losses incurred by the Company as reflected in the financial statements attached hereto. No assurance can be given that such operating losses will not continue in the future.

NEGATIVE RETAINED EARNINGS

  At January 31, 1998, the Company had negative retained earnings of $(627,606). This balance represents the results of the Company's operation from inception to January 31, 1998. The Company's operations have been negatively impacted by the accounting requirement to record interest expense in the amount of $225,101 and $69,380 for fiscal years ended April 30, 1996 and 1997, respectively. These amounts were based on the value of the common stock component of the Company's units issued in each fiscal year in connection with the 1995 Bridge Financing and the 1996 Financing. The aggregate of these non-cash, interest expenses through January 31, 1998 is $438,233. In addition, during the fiscal year ended April 30, 1997, the Company paid and recorded as an expense the amount of $734,000 as the result of a judgment and related litigation expense concerning a dispute over the entitlement to funds paid to the Company. Although the non-cash interest expenses and the judgment amount are not directly related to operation by the Company of its business as a residential mortgage banker, the impact of these items has resulted in the Company having negative retained earnings.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, and after deducting underwriting discounts, the underwriter's non-accountable expense allowance and other expenses of the offering estimated at an aggregate of approximately $935,000 (approximately $1,036,400 if the over-allotment option is exercised in full), will be $4,265,000 (approximately $4,943,600 if the over-allotment option is exercised in full). The Company intends to use the net proceeds of this Offering approximately as follows:

                                                                    APPROXIMATE
                                                        APPROXIMATE PERCENTAGE
                                                          DOLLAR      OF NET
     DESCRIPTION                                          AMOUNT     PROCEEDS
     -----------                                        ----------- -----------
     Originate Mortgage Loans.......................... $2,000,000     46.9%
     Redemption of a portion of Series A Preferred
      Stock(1).........................................    750,000     17.6%
     Retirement of Convertible Debentures(2)...........    425,000     10.0%
     General Working Capital and Capital Expenditures
      purposes.........................................  1,090,000     24.8%
                                                        ----------     -----

--------

(1) The J.K. Trust is the holder of such shares of Series A Preferred Stock. Mr. Joseph Khoshabe, the President of the Company, controls the J.K. Trust in his capacity as trustee of the trust. See "Certain Relationships and Related Transactions" and "Description of Securities--Series A Preferred Stock" for additional information regarding the Preferred Stock held by the J.K. Trust.

(2) The Convertible Debentures are held by unaffiliated holders who purchased the debentures pursuant to the 1996 Financing. See "History of Security Placements--1996 Financing."

  The net proceeds from this Offering will not be utilized to make loans to officers, directors or other affiliates of the Company.

  While the foregoing represents the Company's present intention with respect to the use of the offering proceeds, capital requirements or business opportunities, none of which are currently anticipated, could cause Management to elect to use proceeds for other general corporate purposes and for other purposes not contemplated at this time. Pending the use of the net proceeds, the Company will invest them in money market accounts and short-term certificates of deposit.

  The Company believes that cash flow from operations, together with the net proceeds of this Offering, will meet the Company's cash requirements for at least the next twelve (12) months.

                                DIVIDEND POLICY

  The Company has never declared or paid a dividend on its Common Stock, and Management expects that a substantial portion of the Company's earnings, if any, for the foreseeable future will be used to expand loan origination and servicing capabilities. The decision to pay dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors such as loan covenants or other contractual obligations. See "Risk Factors--Dividend Policy."

                      DETERMINATION OF THE OFFERING PRICE

  No market for the Shares has existed prior to this offering, and no assurance can be made that a viable public market will be developed or be sustained after the offering. The initial public offering price of the Shares has been determined by negotiations among the Company and the Underwriter. Among the factors considered by the Company and representatives of the Underwriter in determining the initial public offering price of the Shares, in addition to prevailing market conditions, were the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

                                   DILUTION

  At January 31, 1998, the Company had outstanding an aggregate of 3,100,029 shares of Common Stock having an aggregate net tangible book value of $1,755,290, or approximately $0.57 per share. Net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of Common Stock outstanding.

  After giving effect to the sale of 800,000 shares of Common Stock at the public offering price of $6.50 per share, the pro forma net tangible book value of the Common Stock at January 31, 1998 would be $5,982,788, or approximately $1.54 per share. This represents an immediate increase in pro forma net tangible book value of $.97 per share to the present shareholders and an immediate dilution of $4.96 per share to the public purchasers. The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current shareholders as a result of this offering:

   Public offering price per share (1)................................      $6.50
     Net tangible book value per share before Offering (2)............  .57
     Increase per share attributable to Shares offered hereby.........  .97
                                                                        ---
   Pro forma net tangible book value per Share after offering.........       1.54
                                                                            -----
   Dilution of net tangible book value per Share to purchasers in this
    offering..........................................................      $4.96
                                                                            =====

--------
(1) Represents the public offering price per share of Common Stock before deductions of underwriting discounts and commissions and estimated expenses of the offering.
(2) Assumes no exercise of Warrants or the Underwriter's over-allotment option. See "Description of Securities" and "Underwriting."

  The following table sets forth the number and percentages of shares of Common Stock issued, and the amount and percentage of consideration and average price per share paid by existing shareholders of the Company as of January 31, 1998, and to be paid by purchasers pursuant to this Offering (based the public offering price of $6.50 per Share and before deducting underwriting discounts and commissions and estimated expenses of this offering).

                                  OWNERSHIP        CONSIDERATION
                              -----------------  ------------------   APPROXIMATE
                              NUMBER OF                              AVERAGE PRICE
                               SHARES   PERCENT    AMOUNT   PERCENT    PER SHARE
                              --------- -------  ---------- -------  -------------
   New Shareholders..........   800,000   20.5%  $5,200,000   81.1%      $6.50
   Existing Shareholders..... 3,100,029   79.5%  $1,215,019   18.9%      $ .39
                              --------- ------   ---------- ------
                              3,900,029 100.00%  $6,415,019 100.00%
                              ========= ======   ========== ======

  The foregoing table gives effect to the sale of the Shares offered hereby and does not give effect to the exercise of the Underwriter's over-allotment option or any Warrants.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of January 31, 1998 to give effect to the receipt and anticipated use of the net proceeds of this Offering based upon the public offering price of $6.50 per share.

                                                         JANUARY 31, 1998
                                                      ------------------------
                                                        ACTUAL     AS ADJUSTED
                                                      -----------  -----------
Notes payable and line of credit..................... $ 9,517,019  $ 9,517,019
                                                      -----------  -----------
1996 Financing Convertible Debentures................     425,000          --
Series A Preferred Stock, no par value; no stated
 value per share; authorized 213 shares; issued and
 outstanding--213 shares actual and 63 shares as
 adjusted............................................   1,065,000      315,000
Stockholders' Equity
  Common Stock, no par value; authorized--20,000,000
   shares; issued and outstanding--3,100,029 actual;
   and 3,900,029 as adjusted.........................   2,382,895    6,647,895
  Retained Earnings..................................    (627,606)    (627,606)
                                                      -----------  -----------
    Total Stockholders' Equity.......................   1,755,289    6,020,289
                                                      -----------  -----------
    Total Capitalization............................. $12,762,308  $15,852,308
                                                      ===========  ===========

                      MANAGEMENT DISCUSSION AND ANALYSIS
               OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

  The Company, founded in 1986, operates as a full-service mortgage banking company engaged in the origination and sale of first mortgage loans secured by residential real estate. On a limited scale, the Company also originates and services commercial loans; and services residential mortgage loans.

RESULTS OF OPERATIONS

 Two Years Ended April 30, 1997

  Commissions and fees decreased from $5,810,360 for the year ended April 30, 1996 to $5,292,856 for the year ended April 30, 1997. This percentage decrease of approximately 9% is primarily the result of a decrease in the number of loan originations from 1,656 during the year ended April 30, 1996 to 1,460 during the year ended April 30, 1997. Aggregate loan volume originated decreased from $200 million to $190 million between the same periods. The decrease in loan originations was the result of higher interest rates.

  Interest income decreased from $632,068 for the year ended April 30, 1996 to $403,526 for the year ended April 30, 1997. This decrease was attributable to decreased loan activity.

  Salary and commission expenses decreased from $4,398,955 for the year ended April 30, 1996 to $3,731,207 for the year ended April 30, 1997. This decrease was directly attributable to the decreased number of loan originations, investment in the expansion of the Company's sales organization during fiscal 1996 and the Company operating more efficiently in 1997.

  Additionally, during the year ended April, 1996, the President of the Company waived salary entitlements of any kind partially to offset the effect of expansion upon the Company's salary and commission expense. $170,000 of compensation expense was recorded for the President for the period ended April 30, 1996 in conformity with applicable accounting requirements. Also, the Company has no contractual obligation or agreement with Mr. Khoshabe regarding the payment of any compensation relating to the fiscal year ended April 30, 1996. Mr. Khoshabe was paid a salary during fiscal 1997 in the amount of $180,000 that is reflected in the financial statements for that fiscal period.

  Selling and administrative expenses decreased from $1,901,754 for the year ended April 30, 1996 to $1,593,958 for the year ended April 30, 1997. This percentage decrease of approximately 19% reflected increased operating efficiencies of the Company.

  Depreciation expense increased slightly from $32,658 for the year ended April 30, 1996 to $38,045 for the year ended April 30, 1997 principally as a result of additional computer equipment acquired in fiscal 1997.

  Interest expense decreased from $690,673 for the year ended April 30, 1996 to $307,766 for the year ended April 30, 1997. This approximate 55% decrease in interest expense was the result of reduced use of lines of credit and lower interest charges on various financings.

  During the fiscal year ending April 30, 1997, the Company recognized a loss from a judgment rendered against the Company in the United States District Court regarding past transactions with a title company. Total costs and expenses including the amount of the judgment and associated legal expenses totaled approximately $734,000.

  During the fourth quarter of the year ending April 30, 1996 salary and commission costs increased approximately $75,000 and administrative cost increased approximately $140,000. This was the result of the Company starting an expansion plan. The Company does not expect these costs to have a material impact on future operating results. These adjustments to operating results were non-recurring in nature and were attributed to the fourth quarter when they were incurred.

  As a result of the foregoing, net loss increased from a loss of $581,612 for the year ended April 30, 1996 to a loss of $708,650 in the year ended April 30, 1997. Without the effect of the aforementioned judgment, net income for the year ended April 30, 1997 would have been $25,406. The Company made no provision for income taxes in fiscal 1996 and recorded a deferred tax asset of $45,763 for fiscal year 1997.

  As a consequence of the accounting treatment afforded to certain equity transactions entered into by the Company regarding warrants and other financings, the Company's results of operations include non-cash charges against income in the fiscal years 1996 and 1997. This consists of $156,000 recorded as advisory fees in both fiscal 1996 and 1997 and amortization of debenture discount of $225,101 recorded in fiscal 1996 and $69,380 recorded in fiscal 1997. Without these non-cash charges, and without the judgment referred to above, net income (loss) would have been ($200,511) in fiscal 1996 and $304,560 in fiscal 1997.

 Nine Months ended January 31, 1997 and 1998

  This Prospectus contains unaudited financial statements for the nine months ended January 31, 1997; and audited financial statements for the nine months ended January 31, 1998. (See "Financial Statements"). The unaudited financial statements for nine months ended January 31, 1997 and the audited financial statements for nine months ended January 31, 1998 are discussed below.

  Commissions and fees increased from $4,195,183 for the nine months ended January 31, 1997 to $4,890,898 for the comparable period in fiscal 1998. This percentage increase of approximately 17% principally was the result of an increase in the number of loan originations from period to period.

  Interest income increased from $363,255 for the nine months ended January 31, 1997 to $425,296 for the comparable period in fiscal 1998. The increase in interest income of approximately 17% between periods was attributable to an increase in loan originations and higher interest income on invested capital.

  Salary and commission expenses decreased from $3,058,293 for the nine months ended January 31, 1997 to $2,903,612 for the nine month period ended January 31, 1998. This decrease was due to economies of scale benefiting the Company as it positioned itself for future growth.

  Selling and administrative expenses increased from $1,195,986 for the nine month period ended January 31, 1997 to $1,448,632 for the nine month period ended January 31, 1998. This percentage increase of approximately 17% reflects increased expenses related to increased loan originations and the higher costs associated with increased staffing in the sales organization. Selling and administrative expenses as a percentage of revenues was a constant of 27% in the corresponding periods.

  Depreciation expense increased from $29,423 for the nine months ended January 31, 1997 to $32,836 for the nine months ended January 31, 1998.

  Interest expense increased from $228,809 for the nine month period ended January 31, 1997 to $688,360 for the nine month period ended January 31, 1998. This increase was attributable to higher costs of borrowings.

  As a result of the foregoing, net income increased from ($629,073) for the nine months ended January 31, 1997 to $215,189 for the nine months ended January 31, 1998.

  Costs and expense of litigation decreased from $675,000 for the nine months ended January 31, 1997 to $27,565 for the nine months ended January 31, 1998. This decrease was due to the non-recurring payment of $675,000 as the result of a judgment and related litigation expense during the nine months ended January 31, 1997.

  As referred to above, the Company's results of operations include certain non-cash charges related to certain equity transactions. These included $117,000 of advisory fees in the nine months ended January 31, 1997 and 1998 and $46,875 amortization of discount in the nine months ended January 31, 1997 and $143,750 amortization of discount in the nine months ended January 31, 1998. Without these non-cash charges, net income would have been ($465,198) for the nine months ended January 31, 1997 and $475,939 for the nine months ended January 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

  During the years ended April 30, 1996 and April 30, 1997, net cash generated
(used) by operating activities was ($226,357) and ($931,234), respectively. During the nine month periods ending January 31, 1997 and January 31, 1998, net cash generated (used) by operating activities was ($977,305) and ($42,105), respectively. Net cash generated by operating activities decreased from fiscal year 1996 to fiscal year 1997 primarily because of decreased loan originations and higher financing costs. Net cash generated by operating activities increased from the nine month period ended January 31, 1996 to the nine month period ended January 31 primarily because of increased loan origination volume and lower financing costs.

  The balances of accounts receivable at April 30, 1997 and January 31, 1998 were comparable for the periods.

  Capital expenditures for the year ended April 30, 1997 were approximately $29,618 principally in computer technology and to a lesser extent for the expansion of sales organization facilities. The Company believes it will continue to make investments in computer technology in the near future to upgrade and maintain its product and service offerings. The Company believes that such investments could aggregate $200,000 to $300,000 over the next two years, but has no specific plans at present for such expenditures.

  The Company may consider acquisitions of other mortgage businesses as part of implementing its strategies. There are no specific plans at present for such expenditures.

  Cash flow requirements depend on the level and timing of the Company's activities in loan originations in relation to the timing of the sale of such loans. In addition, the Company requires cash flow for the payment of operating expenses, interest expense and capital expenditures. Currently, the Company's primary sources of funding are borrowings under warehouse lines of credit, proceeds from the sale of loans in the secondary market and internally generated funds. Management believes that a larger equity base resulting from this offering should increase the amount of credit available to the Company.

  Historically, the Company has funded its growth, in large part, from its access to lines of credit and its operating activities. The Company has been additionally capitalized by its President, Joseph Khoshabe, through various purchases of Common Stock and Series A Preferred Stock. Further, the Company has sold Common Stock, debentures and warrants during the past four years at various times, principally to fund the costs associated with a contemplated, but uncompleted, public offering in late fiscal 1994 and fiscal 1995. These transactions are more fully described in the section entitled "Historical Security Placements."

  The Company is obligated to use $750,000 of the proceeds of this Offering to redeem a portion of the Series A Preferred Shares held by the J.K. Trust, and $425,000 of the proceeds to retire certain convertible debentures. The Company anticipates employing the remainder of the net proceeds of this financing as additional equity to commit to the funding of mortgage loans and for the purpose of supporting increased lines of credit to be used to fund such loans. Although the Company cannot be assured of the availability of additional credit, the Company reasonably anticipates that the availability of the net proceeds of this Offering will result in an increase in the availability of credit to the Company.

  The commitment of additional capital and an increased credit amount will permit the Company to fund or purchase a greater number of mortgage loans. The ability of the Company to profit from such increased funding capability will depend upon the Company's ability to originate additional loans or purchase loans which generate fees, commissions and net interest income in the aggregate which exceeds the Company's expenses. There can be no assurance that the Company will be able to employ the additional capital and credit resources to fund transactions which result in a profit to the Company.

  The long-term plans of the Company also are to engage in the business of servicing mortgage loans. In order to engage in this business, the Company will be required to retain the servicing rights on the loans which it originates. Such retention will result in a reduction in the revenue available to the Company upon the sale of such mortgage loans. In such event, the Company will be required to employ capital to finance the retention of servicing rights. Such capital principally would be expended to pay the costs associated with loan origination, such as loan officer compensation and miscellaneous overhead expenses. However, the retention of servicing rights also creates an asset on the Company's balance sheet.

  The Company will be required to obtain additional capital to achieve its long-term objectives. The Company has no commitments to obtain such capital and there can be no assurance that such capital will be available to the Company in the future or, if available, will be on terms acceptable to the Company.

  The Company's existing capital, the proceeds of this offering and other financing, its credit facilities, as well as cash flow expected to be generated from operations, are expected to satisfy the Company's cash requirements for at least the next twelve (12) months, and principally will be applied to originate loans. However, Management believes that the Company will require additional credit over the next three (3) years in order to expand its loan origination capabilities and expand its loan servicing business. The Company is presently in discussions with various lenders for additional lines of credit, and Management believes that the increase in the Company's equity as a result of this financing will enhance the Company's ability to obtain the additional credit it will require to increase its servicing portfolio of mortgage loans, and reduce borrowing costs. If such additional credit is not available to the Company, the Company could be required to reduce the scope of its operations, which could adversely affect the Company's results of operation.

INDUSTRY TRENDS

  The growth in volume that the mortgage industry has seen over the past few years has resulted from a general downward trend in interest rates. The Company believes that mortgage volume may tend to decrease on a relative basis in higher interest environments, but higher interest rates generally result in smaller mortgage companies leaving the market resulting in potentially larger market shares for continuing mortgage bankers. The Company believes that proceeds from the financing will position the Company to realize opportunities in such an environment, but there can be no assurance that it will be able to do so.

  The Company also believes that the industry will continue to offer broader and more diversified product offerings and that technology will play an increasing part in real estate transactions, including expanded use of Internet capabilities. The Company believes that the proceeds from the financing will allow the Company to make the necessary investments in these technologies as part of its working capital requirements.

  The Company's business base is concentrated principally in the Midwest and California and, as such, may be subject to the effects of economic conditions and real estate markets specific to such locales.

INFLATION AND SEASONALITY

  The Company believes the effect of inflation, other than its potential effect on market interest rates, has been insignificant. Seasonal fluctuations in mortgage originations generally do not have a material effect on the financial condition or results of operations of the Company.

ACCOUNTING DEVELOPMENTS

 Transfers and Servicing of Financial Assets and Extinguishments of
Liabilities

  In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125, among other things, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 125 requires that after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 also requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. SFAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. The Company expects that the impact of SFAS 125 on the results of operations, financial condition, or liquidity will be immaterial.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company's Board of Directors authorized the issuance of 213 shares of Series A Non-Voting Preferred Stock ("Preferred Stock"). The outstanding shares of Preferred Stock were purchased from the Company for total cash consideration of $1,065,000 or $5,000 per share. The 213 shares of Preferred Stock includes 113 shares purchased by the J. K. Trust on June 10, 1996 for a cash payment to the Company of $565,000. The J. K. Trust purchased these shares of Preferred Stock as a capital infusion to compensate for the $565,000 judgment that was paid in the Lawyers Title Litigation. See "Legal Proceedings."

  Upon consummation of the offering, 150 shares of the Preferred Stock will be redeemed by the Company for a redemption price of $750,000 and no longer will be outstanding.

  The redemption price for the Preferred Stock represents the original purchase price for such shares. The decision to redeem the shares by the Company was made solely by the holder of such shares, namely Mr. Joseph Khoshabe, the President and then sole director of the Company.

  The J. K. Trust for which Mr. Joseph Khoshabe is the trustee will continue to hold sixty-three (63) shares of Preferred Stock after the redemption described above.

  The Company also has paid variable dividends with respect to the Preferred Stock as determined by the Board of Directors of the Company on an annual basis. Once again, the decision to pay variable dividends with respect to the Preferred Stock historically was made by Mr. Joseph Khoshabe as the sole director of the board of directors. See "Financial Statements."

  The J. K. Trust has agreed with the Underwriter that it will not sell within twelve (12) months of the effective date of this registration statement more than 100,000 shares of Common Stock, and that any such sale(s) shall not commence earlier than six (6) months after such effective date. See "Underwriting."

  As an affiliate of the Company within the meaning of Rule 144(a)(1), the J.K. Trust will be subject to the volume limitations of Rule 144(e) with respect to any sales by it. Generally, the maximum amount of securities which can be sold by a control affiliate during a three-month period pursuant to Rule 144 is limited to the greater of one percent of the outstanding securities of the Company or the average weekly volume traded for the four week period prior to the date of filing the required notification of sale.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock at the date of this Prospectus, as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) the Company's sole director, and (iii) the officer and director of the Company beneficially owning such Common Stock. The Company believes that Mr. Joseph Khoshabe as trustee of the Joseph Khoshabe Trust, under trust agreement dated September 22, 1995 (the "J.K. Trust"), has sole investment and voting power with respect to the shares beneficially owned by him.

                                                       PERCENT OWNED(1)
                                                  NUMBER OF     BEFORE   AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER               SHARES      OFFERING OFFERING
------------------------------------              ---------    -------- --------
J. K. Trust...................................... 2,531,842     81.6%    64.8%
c/o United Financial Mortgage Corp.
600 Enterprise Drive
Suite 206
Oak Brook, IL 60521
Rocco M. Cappiello...............................   211,150(2)   6.4%     5.1%
30 S. Wacker
Suite 1310
Chicago, Illinois 60606

--------
(1) The computations include the issuance of 242,000 shares of Common Stock upon exercise of various outstanding warrants which are exercisable within 60 days of the date of this Prospectus. See "Description of Securities-- Warrants."
(2) Mr. Rocco M. Cappiello has the right to acquire 195,000 of such shares within sixty (60) days of the effective date of the registration statement relating to this Prospectus upon exercise of the Advisor Warrant. See "Description of Securities--Advisor Warrant."

  The J. K. Trust is the principal shareholder of the Company. Mr. Khoshabe originally purchased the shares and then had them reregistered in the name of the J. K. Trust for estate planning purposes. Mr. Khoshabe as the trustee of the J. K. Trust is the beneficial owner of 2,531,842 shares of the Common Stock of the Company. In connection with the organization of the Company and its initial capitalization, the J. K. Trust paid a total of $130,070 for 100% of the Company's common stock. Therefore, the J. K. Trust purchased its ownership interest in the Company for $.051 per share.

  The J. K. Trust has agreed with the Underwriter and the Company, with the exception of 100,000 shares which may be sold six (6) months after the effective date of this offering, that it will not sell the remainder of the shares held by it for a period of twelve (12) months after the effective date of the registration statement relating to this Prospectus.

                         THE COMPANY AND ITS BUSINESS

MORTGAGE BANKING OPERATIONS

GENERAL

  The Company was formed as an Illinois corporation in April of 1986 to engage in the business of mortgage banking. The Company is licensed as a mortgage banker in the states of Arkansas, California, Colorado, Delaware, Florida, Illinois, Indiana, Kentucky, Maryland, Missouri, New Mexico, Oregon, South Carolina, Utah, Washington, Wisconsin and Texas. The Company also does business in other states that do not have mortgage banking licensure statutes, including, Idaho, Kansas, Montana, Ohio, Oklahoma, West Virginia and Wyoming. The Company's mortgage banking business has principally focused on retail and wholesale residential mortgage origination activities. The Company intends to expand its mortgage servicing activities by retaining servicing on selected loans that it produces. The Company's principal lines of business are conducted through the Retail Origination Division; the Wholesale Origination Division and the Servicing Division. The Company's Retail and Wholesale Origination business is principally conducted in the states of Illinois, California, Nevada, Missouri, Virginia and Florida.

  The loans that the Company originates and expects to service primarily are first mortgages secured by single (one to four units) family residences, although the Company also may originate, sell and service loans secured by first mortgages on multi-family residential properties (more than four units) and to a lesser extent, other mortgage assets.

  The Company's loan production activities generate revenue through (i) origination fees and gains on the sale of loans to broker-dealers and institutional investors, and (ii) interest on mortgage loans held, or "warehoused" from their origination or purchase until their sale to broker-dealers and institutional investors. The Company's expanded loan servicing division is expected to produce income from loan servicing fees.

  The Company also engages in the brokerage or origination of loans on commercial real estate, including shopping centers, office properties and other commercial loans. The Company either brokers (e.g. arranges for the loan from third-party lenders) or funds and services these commercial loans. Commercial loans may be brokered to other financial institutions, in which case, the Company receives a negotiated fee. If the Company originates and services a commercial loan, then revenues are earned based upon the difference in the interest rate paid to the issuer of the credit line and the interest rate paid by the borrower.

  At this time, the Company's primary sources of loan originations are its Wholesale and Retail Divisions. On January 31, 1998, the Company's Retail Division operated three (3) full service retail origination offices. At such date, the retail offices were located in three (3) states and were staffed by approximately 50 employees, including commission-based loan officers. The retail offices are currently located as follows: Oak Brook, Illinois; Creve Coeur, Missouri, and Las Vegas, Nevada. Wholesale origination principally is conducted from the Company's offices in Oak Brook, Illinois and Irvine, California.

  The Company's mortgage banking activities principally focused on retail loan origination for the period from inception through 1993. During the period from 1994 through 1995, the Company emphasized the wholesale origination. This emphasis resulted from a general decrease in overall loan origination volume for this period. The application of additional resources to "wholesale" loan origination during this period served to increase the Company's loan volume. During the period from 1996 to date, the Company focused on retail loan origination because it is Management's experience that profit margins in retail origination are generally greater than profits relating to wholesale activities.

THE WHOLESALE ORIGINATION DIVISION

  Wholesale loan origination involves the funding by the Company of loans submitted by non-affiliated mortgage brokers. The Company realizes revenues from the sale of such loans to investors for a price greater than the amount paid to the mortgage broker. The timing of the sale of loans to investors and failure to comply with investor underwriting guidelines could result in losses on loan sales. Management believes that substantially all underwriting and related issues generally are resolved with the investor prior to closing. It is management's experience that wholesale loan origination tends to be less profitable on a per loan basis than retail origination, but expansion into the wholesale sector is less costly than retail origination because wholesale origination does not require the establishment of costly office space and the related overhead expense. It is management's experience that wholesale account executives generally work from their homes or in shared office suites. This operating structure enables the Company to quickly enter new markets.

  It is management's experience that wholesale loan origination tends to be less profitable on a per loan basis than retail origination because wholesale loans are subject to two levels of costs, namely independent broker compensation, and Company sales commissions paid to its personnel for the production of the wholesale loan. On the other hand, retail loan origination tends to be more profitable than wholesale origination because the Company only pays compensation to its sales personnel in an amount less than the aggregate costs for the wholesale origination of a comparable loan.

  The Company's Wholesale Division, which was established in June, 1994 operates from its corporate headquarters in Oak Brook, Illinois and Irvine, California. Through the Wholesale Division, the Company acquires loans from a network of mortgage brokers and other financial intermediaries, including banks, who are screened by the Company.

  In addition to loan processing performed by the correspondent, the Wholesale Division performs its own underwriting prior to committing to acquire such loans. Correspondents qualify to participate in the Wholesale Division's loan acquisition program after a review of their reputation, mortgage lending experience and financial condition, including a review of references and financial statements. No single correspondent accounts for a significant portion of the Wholesale Division's mortgage loan production.

THE RETAIL ORIGINATION DIVISION

  Retail loan origination involves the direct solicitation of realtors, builders and other end borrowers for the origination of mortgage loans. The Company derives revenues from the premium that is received from the purchaser of the loan. Generally, that premium is shared on a negotiated basis with loan officers and others who procure the loan and assist in the loan origination process.

  The Company's Retail Origination Division solicits loans directly from consumers and through real estate brokers, builders and other real estate professionals. In developing its retail network, the Company has followed a strategy of establishing offices in areas where its experience indicates strong loan demand. This gives the Company added flexibility to open and close offices as dictated by mortgage demand. See "Loan Funding and Warehousing."

  Establishing a reputation for prompt and responsive customer service is another integral component of the Company's marketing strategies. The Company believes that the ability to process loan applications quickly provides a distinct advantage over its competitors. It is management's experience that the average period between receipt of a loan application and the Company's final lending commitment is generally less than 10 days. The Company endeavors to process loans quickly, while maintaining comprehensive underwriting controls through its automated techniques for loan origination, processing, underwriting and closing. The Company's computer system integrates the Company's loan origination activities to expedite loan processing, and enhances its ability to respond to market opportunities.

QUALITY CONTROL OF MORTGAGE ORIGINATION

  In order to ensure that the Company originates high quality mortgage loans, it has retained the services of a quality control company with an industry wide reputation to conduct audits of the Company's loan origination activities on a monthly basis. The Quality Control company audits pursuant to contractual specifications approximately ten (10%) percent of the aggregate retail and wholesale loans originated by the Company on a monthly basis. The audit process includes verification of mortgage information, including: employment status, wages/salaries; credit standing; property appraisal; confirmation of the borrower's savings and other assets; and compliance with other applicable underwriting guidelines. The Quality Control company selects loan files on a random basis. The Company receives a quality control management report from the Quality Control company at the conclusion of each monthly audit.

LOAN PROCESSING AND UNDERWRITING

  Loan applications generally are prepared by Company loan officers and verified by personnel in the Company's Retail Origination Division. Verification procedures, include, among other things, obtaining: (i) written confirmations of the applicant's income and bank deposits, (ii) a formal credit report on the applicant from a credit reporting agency, (iii) a preliminary title report, and (iv) a real estate appraisal. Appraisals for conventional and FHA loans are prepared by third party, unaffiliated appraisers who are pre-approved based upon their experience, education and reputation standards. Completed loan applications are then transmitted to the Company's Underwriting Department or to underwriting sub-contracting companies who provide underwriting services to the Company. The Underwriting Department of the Company or its sub-contractors contain experienced staff who verify the completeness and accuracy of application information, and determine its compliance with the Company's underwriting criteria and those of applicable government agencies or other investors.

  Underwriting criteria include loan-to-value ratios, borrower income qualifications, investor requirements, insurance and property appraisal requirements. The Company's underwriting guidelines for FHA, VA, FNMA and FHLMC loans comply with the written underwriting guidelines of the relevant agency.

  The Company's underwriting guidelines for "non-conforming" loans are based upon the underwriting standards required by investors to whom such loans are sold. "Non-Conforming" loans generally include loan products that do not comply with the underwriting guidelines of Freddie Mac, Fannie Mae, FHA or VA. The Company believes that the implementation and enforcement of comprehensive underwriting guidelines are expected. Non-conforming loans generally are underwritten by the Company in accordance with the written underwriting guidelines of the applicable investor who purchases the loans.

  Most of the Company's underwriting personnel function independently of the Company's loan origination personnel and do not report to any individual directly involved in the loan origination process.

  The Company's internal Quality Control Department reviews the Company's origination activities including approximately one hundred percent (100%) of all closed loans in order to enhance the ongoing evaluation of the loan processing function, including employees, credit reporting agencies and independent appraisers. In conducting such reviews, the Quality Control Department reviews the loan applications for compliance with federal and state lending standards, which involves a second verification of employment prior to loan closing, reconfirming banking information, and obtaining separate credit reports and property appraisals. The Quality Control Department submits all review results directly to the president of the Company.

LOAN COMMITMENTS

  Subsequent to underwriting approval, prior to loan funding, the Company issues loan commitments to qualified applicants. Commitments indicate loan amount, fees, funding conditions, approval expiration dates and interest rates. Commitments providing for "fixed" interest rates beyond sixty (60) days generally are not issued, unless the Company receives an appropriate fee premium based upon the assessment of the risk associated with a longer commitment period.

TYPES OF LOANS ORIGINATED

  The Company makes available on a retail and wholesale basis a wide variety of mortgage products that are designed, in conjunction with the prospective purchasers of such loans, to respond to consumer needs and competitive factors.

  Virtually all residential mortgage loans produced by the Company fall into three (3) categories, which relate to the type of investors that will subsequently purchase such loans. These categories are (i) loans that comply with the requirements for sale to, or exchange for securities issued by FNMA and FHLMC ("conforming conventional loans"); (ii) loans insured by the FHA or partially guaranteed by the VA (collectively "Government Loans"); and (iii) loans secured by mortgage liens or trust deeds on single (one to four unit) family homes, which do not conform to FNMA, FHLMC, FHA or VA requirements ("nonconforming conventional loans") because of certain loan characteristics and/or non-conforming credit issues.

  The following table sets forth the number and dollar amount of the Company's mortgage loan production on both a retail and wholesale basis for the periods indicated (differences are due to rounding):

                                         FISCAL YEAR ENDED
                    -----------------------------------------------------------
                    APRIL 30, APRIL 30, APRIL 30, APRIL 30, APRIL 30, APRIL 30,
                      1997      1996      1995      1994      1993      1992
                    --------- --------- --------- --------- --------- ---------
                             (APPROXIMATE VOLUME OF LOANS IN MILLIONS)
Residential Loans
  Number of loans..   1,460     1,656     1,049     1,340      952       647
  Volume of loans..   $ 190     $ 200    $   71    $  153     $ 82      $ 56

  The Company offers 15-year and 30-year conventional mortgages and 15-year and 30-year FHA and VA mortgages, as well as special products designed to offer lower rates or lower principal and interest payments to its customers. The Company offers a wide variety of combinations of interest rates and points on many of its products so that its customers may elect to pay higher points at closing and lower interest rates over the life of the loan, or pay a higher interest rate and reduce or eliminate points payable at closing. The Company also has "limited document" loan programs which do not require verification of assets or income, first time home buyer programs and loan programs for sub-par credits. In addition, the Company offers buydown-type mortgages, which allow the borrower to make lower monthly payments for the first one, two or three years of the loan. While the Company offers both fixed rate mortgages and adjustable rate mortgages ("ARMs") and other residential mortgages, the demand for fixed rate mortgages tends to increase in low interest rate periods and decrease when rates are higher on a relative basis. The Company determined that it would be inappropriate to record an accrual for losses with respect to "limited document" and "sub-par-credit" loan programs because the Company only accepts "limited document" loans for low loan to value and strong credit scoring borrowers. With respect to programs for "sub-par credits", the Company only participates in such loan programs where there is low loan to value. The Company believes that these actions serve to substantially eliminate any loss exposure for such non-conforming loans. Additionally, such "limited document" and "sub-par credit" loans are sold in the secondary market on a pre-approved basis. This means that the loan would not be originated unless there is an investor in place who pre-approved the purchase of the loan.

  Conforming conventional loans originated by the Company under FNMA or FHLMC programs have maximum loan sizes which are larger than those loans qualifying for the FHA and VA programs. The Company offers to make or purchase loans with principal balances in excess of the FNMA and FHLMC maximum amounts ("jumbo loans"), although the Company generally does not make or acquire single family loans in excess of $1 million.

  Mortgage loans originated by the Company are either purchase money loans, which fund the purchase of primarily owner-occupied residential real property, or refinance loans, which repay and replace existing mortgage loans. The volume of refinance loans as a percentage of the Company's total mortgage loan origination volume for the periods ended April 30, 1997, 1996, 1995, 1994 and 1993 was approximately twenty percent (20%), twenty percent (20%), sixty percent (60%), fifty percent (50%) and sixty percent (60%) respectively. At January 31, 1998, approximately thirty-five percent (35%) of the Company's loan applications in process were refinance loans. See "The Company and its Business--Mortgage Banking Operations--Servicing Division" below.

LOAN FUNDING AND WAREHOUSING

  The Company's mortgage loans on both a retail and wholesale basis are funded with available cash resources and borrowings under lines of credit with banks. See "Risk Factors--Need for Additional Capital to Implement Long Term Plans." The Company repays borrowings and replenishes its cash resources with the proceeds from the sale of mortgage loans. Borrowings under the lines of credit generally are based on the prime rate of the lending bank.

  The Company normally "warehouses" or holds, mortgage loans funded as described above for ten (10) to one hundred eighty (180) days (on average twenty (20) days during the year ended April 30, 1997), depending upon the delivery dates negotiated with institutional investors, the volume of loan origination, the availability of cash resources and the amount available under warehousing lines of credit. The Company receives, as net interest income, the difference between the interest received on mortgage loans held prior to sale and the interest paid by the Company under such lines of credit. The Company attempts to mitigate interest rate risk by warehousing mortgage loans for relatively short time periods. This is accomplished by selling the loan to the preselected investor as soon as possible after the loan closing. As described above, this "holding" period averaged 20 days during the year ended April 30, 1997. Although this strategy may limit the amount of net interest income, management believes this strategy is prudent, because it protects the Company from unexpected interest rate fluctuations.

SALE OF LOANS

  Mortgage loans originated by the Company on both a retail and wholesale basis are sold to investors in the secondary market. In the future, the Company expects to retain the right to service such loans on a selected basis to build a high quality servicing portfolio. Conventional conforming loans generally are sold for cash as individual whole loans to investors. The Company is an approved seller/servicer with FNMA and FHLMC. The Company expects to sell loans to FNMA and to FHLMC for cash or in exchange for securities issued by FNMA and FHLMC which are then sold to securities dealers. In connection with such exchanges, the Company will be required to pay a fee for agency guarantees of principal and interest payments to holders of the securities backed by the mortgage loans. The Company generally sells its conventional non-conforming loans to institutional investors in privately negotiated transactions. During fiscal 1997, virtually all of the Company's mortgage loans were sold to non-agency investors. Loans generally are sold pursuant to commitments negotiated with institutional investors to purchase loans meeting defined criteria. The Company expects to enter into new commitments with these investors in the ordinary course of its business.

  In the ordinary course of business, the Company makes representations and warranties to the purchasers and insurers of mortgage loans and remains liable on VA loans in excess of the amounts guaranteed by the VA. Losses relating to such representations and warranties and contingent VA loan exposures have been immaterial.

  In connection with loan exchanges and sales, the Company makes representations and warranties which it believes are customary in the industry relating to, among other things, compliance with laws, regulations, program standards and information accuracy. In the event of a breach of these representations and warranties, the Company could be required to repurchase such loans. In fiscal years 1997, 1996, 1995, 1994, 1993 and 1992, the Company has not experienced any losses relating to such representations and warranties or to its contingent VA loan exposure.

THE SERVICING DIVISION

  The Company's long term strategy is to expand its loan servicing division. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, holding escrow funds for payment of mortgage related expenses such as taxes and insurance, making advances to cover delinquent payments, making inspections as required of the mortgaged premises, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans.

Servicing compensation (based upon FNMA guidelines) generally ranges from .25% to .50% per annum on the outstanding principal balances of the loans. Servicing fees would be collected from monthly mortgage payments. Other sources of loan servicing revenues may include late charges and use of funds benefits.

  As a servicer of mortgage loans underlying mortgage backed securities issued by FNMA, FHLMC, GNMA or other investors, the Company will be obligated to make timely payments of principal and interest to security holders, whether or not such payments have been made by borrowers on the underlying mortgage loans. With respect to mortgage loans securitized through GNMA programs, the Company will be fully insured by FHA against foreclosure loss on FHA loans, and the VA would guarantee against foreclosure loss on VA loans, subject to a limitation of the lesser of 25% of the loan amount and $46,000. Although FNMA, FHLMC and GNMA would be obligated to reimburse the Company for principal and interest payments advanced by the Company as a servicer, the funding of delinquent payments or the exercise of foreclosure rights involves prospective costs to the Company.

  The Company expects that an important source for its loan servicing portfolio will be selected loans produced by the Company. The servicing rights for selected loans will be retained by the Company after such loans are sold to investors. In addition, the Company intends to supplement its servicing portfolio by purchasing mortgage servicing rights relating to loans originated by other lenders. Such purchases will be made only after the Company has conducted a due diligence analysis of the loan portfolio.

  The Company intends to provide low cost and flexible servicing that is responsive to the needs and requirements of its customers and investors.

SEASONALITY

  It is management's experience that the mortgage loan origination business is generally subject to seasonal trends. These trends reflect the general pattern of sale and resale of homes. It is management's experience that loan origination typically peaks during the spring and summer seasons, and declines to lower levels from mid-November through January. The mortgage servicing business is generally not subject to seasonal trends.

COMPETITION

  The mortgage banking industry is highly competitive. The Company competes with other financial institutions, such as mortgage banks, state and national banks, savings and loan associations, savings banks, credit unions and insurance companies and mortgage bankers. Some of the Company's competitors have financial resources that are substantially greater than those of the Company, including some competitors which have a significant number of offices in areas where the Company conducts its business. The Company competes principally by offering loans with competitive features, by emphasizing the quality of its service and by pricing its range of products at competitive rates.

  Information published by the Mortgage Bankers Association of America ("MBA") indicates that although the mortgage business is competitive, it is also fragmented in that no single lender has a significant market share of total origination volume. MBA data indicates that overall mortgage origination volume is shared in varying percentages among commercial banks, savings and loan and mortgage banking companies. MBA data also indicates that historically, mortgage banks have had an estimated twenty-thirty percent (20-30%) share of total origination volume. Commercial banks, savings banks, savings and loan associations and mortgage banking companies service the bulk of residential mortgages. It is management's belief that market share among competitors generally shifts more slowly in servicing than in origination. Management of the Company does not anticipate any significant changes in the market share described above in the near term.

REGULATION

  The Company's mortgage banking business is subject to the rules and regulations of FHA, VA, FNMA, FHLMC and GNMA with respect to originating, processing, selling and servicing mortgage loans. Those rules and regulations, among other things, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals, require credit reports on prospective borrowers and fix maximum interest rates. Moreover, lenders are subject to FNMA, FHA, FHLMC, GNMA and VA examinations at any times to assure compliance with the applicable regulations, policies and procedures.

  The Company's mortgage loan production activities are subject to the Truth-in-Lending Act and Regulation Z promulgated thereunder. The Truth-in-Lending Act contains disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. The Truth-in-Lending Act also guarantees consumers a three day right to cancel certain credit transactions, including any refinance mortgage or junior mortgage loan on a consumer's primary residence. The Company believes that it is in substantial compliance in all material respects with the Truth-in-Lending Act.

  The Company also is required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by lenders regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires the lenders to supply the applicant with a name and address of the reporting agency.

  The Federal Real Estate Settlement Procedure Act ("RESPA") imposes, among other things, limits on the amount of funds a borrower can be required to deposit with the Company in an escrow account for the payment of taxes, insurance premiums or other charges. The Company has policies, procedures and systems in place to ensure compliance with RESPA.

  The Company believes it is in possession of all licenses in those states in which it does business that require such licenses, except where the absence of such licenses is not material to the business and operations of the Company as a whole. Conventional mortgage operations also may be subject to state usury statutes. FHA and VA loans are exempt from the effect of such statutes.

EMPLOYEES

  As of January 31, 1998, the Company had approximately 55 employees, substantially all of whom were full-time employees. Of these, approximately 21 were employed at the Company's Oak Brook, Illinois headquarters and the remainder were employed at the branch offices, including employees who are commission-based loan officers. None of the Company's employees is represented by a union. The Company considers its relations with its employees to be good.

PROPERTIES

  The Company's corporate and administrative headquarters are located in leased facilities in Oak Brook, Illinois. These facilities comprise 4,807 square feet of space in a building leased by the Company for a ten year term at annual rate of approximately $9.50 to $15.63 per square foot, triple net, which lease expires in 2003. In addition, at April 30, 1997, the Company leased an aggregate of approximately 1,146 square feet in Las Vegas, Nevada; 1,475 square feet in Irvine, California; and 900 square feet in St. Louis, Missouri. The leases for Las Vegas, Nevada and Irvine California are on a month to month basis. The Company has no liability with respect to the lease at Creve Coeur, Missouri. The aggregate annual lease payments on properties leased by the Company as of April 30, 1997 was $172,963.00. The Company believes that its present facilities are adequate for its current level of operations. None of the Company's leased facilities are leased from affiliates of the Company.

  Lease commitments for the five (5) years following April 30, 1997 are as follows:

        April 30, 1998................................................  $144,076
        April 30, 1999................................................  $122,050
        April 30, 2000................................................  $111,898
        April 30, 2001................................................  $ 84,213
        April 30, 2002................................................  $ 81,876

  The Company's corporate headquarters are located at 600 Enterprise Drive, Suite #206, Oak Brook, Illinois 60521 and its telephone number is (630) 571-7222.

                               LEGAL PROCEEDINGS

  Discussed below are various legal proceedings relating to the Company. The Company does not believe that any one or all of these cases in the aggregate represent material litigation to the Company. Further, management is not aware of any threat of material litigation.

 Lawyers Title Insurance Corporation v. Dearborn Corporation

  In June, 1995, Lawyers Title initiated a non-wage garnishment proceeding against the Company and its bank which resulted in a lien being placed upon the Company's bank account in the amount of $565,649.26 ("Lawyers Title Litigation"). Lawyers Title had previously obtained a judgment by default against Dearborn Title Corporation and its president, Eileen Rasulis, in the amount of $5,931,494.59. Lawyers Title claimed entitlement to monies purportedly held by the Company on the grounds that the money was tendered to the Company by Dearborn Title in the mistaken belief that this money was owed to the Company as a replacement for a funding check relating to a particular real estate refinancing transaction which had previously been returned to Dearborn for insufficient funds.

  The Company has vigorously denied that Lawyers Title is entitled to these funds and has claimed that Dearborn Title owed to the Company sums in excess of the judgment and that the Company is entitled to retain these funds.

  On October 10, 1996, the United States District Court entered judgment in favor of Lawyers Title and against the Company in the amount of $583,049.26. On November 6, 1996, the Company appealed the October 10, 1996 judgment order to the United States Court of Appeals for the Seventh Circuit.

  On July 1, 1997, the United States Court of Appeals for the Seventh Circuit issued its opinion and order affirming in part and reversing in part the District Court's judgment. The matter has been remanded to the District Court with directions.

  The Company anticipates that the District Court will set this matter for trial, but as yet, no trial date has been set.

 Jeske and Levin v. United Financial Mortgage

  In February, 1996, Keith Jeske and Mark Levin filed a complaint against the Company and Joseph Khoshabe in the United States District Court for the District of Nevada. The complaint alleges breach of oral and written agreements, fraudulent inducement, unjust enrichment and other charges relating to the purported breach of a branch office agreement entered into between the Company and Levin and Jeske regarding the operation of a Las Vegas branch office. Levin and Jeske alleged that the Company, among other things, refused to pay payroll expenses and other fees incurred by the branch office and misrepresented that the Company was VA approved and could provide VA loans through the branch office. The complaint seeks an unspecified amount of damages in excess of $50,000. The Company denies that any liability is owing to either Jeske or Levin, intends to vigorously defend against the allegations and has filed counterclaims alleging damages in excess of $100,000.

  The litigation is in the discovery stage.

 Creed v. United Financial Mortgage Corp.

  In March of 1996, David Creed filed a complaint in the State court for Clark County, Nevada, alleging that the Company, Jeske and Levin breached an agreement with him to pay certain compensation of approximately $100,000. Jeske and Levin filed a cross-claim against the Company and Joseph Khoshabe, alleging claims for breach of oral and written agreements, fraudulent inducement, unjust enrichment and other charges relating to the purported breach of a branch office agreement entered into between the Company and Levin and Jeske regarding the operation of the Las Vegas branch office. Levin and Jeske alleged that the Company, among other things, refused to pay payroll expenses and other fees incurred by the branch office and misrepresented that the Company was V.A. approved and could provide loans through the branch office. The complaint seeks an unspecified amount of damages in excess of $50,000. The Company and Joseph Khoshabe have answered both the complaint and cross-claims, denying any liability to Creed, Jeske or Levin. In addition, a motion to dismiss will be filed after discovery on behalf of Joseph Khoshabe on the grounds that he is not party to any of the agreements and is not the alter-ego for the Company. The Company intends to vigorously defend against the allegations, and has also filed counter-claims against Creed, Levin and Jeske alleging that these individuals breached the branch office agreement and also alleging that Levin and Jeske unlawfully converted monies belonging to the Company.

 State of Nevada Office of Labor Commissioner

  In October, 1995, the Company was notified by the State of Nevada's Office of Labor Commissioner that certain wage claims had been filed by 18 individuals, including Jeske and Levin relating to unpaid wages totaling approximately $32,000. The Company has denied responsibility for these claims and affirmatively stated that pursuant to the branch office agreement, Jeske and Levin are solely and exclusively responsible for these claims.

  The Company has retained Nevada counsel to assist on these Nevada litigation matters.

 Schweigert v. United Financial Mortgage Corp.

  This action was filed in the Circuit Court of the 18th Judicial District Circuit, DuPage County, Illinois. The plaintiff in this action alleges wrongful termination of employment from the Company and damages relating thereto in excess of $50,000. The Company intends to vigorously defend this litigation, does not believe that it has any liability with respect to this claim and has filed counterclaims against the plaintiff and another party alleging damages in excess of plaintiff's claim.

                                  MANAGEMENT

  The directors and executive officers of the Company are as follows:

            NAME        AGE                      POSITION
            ----        ---                      --------
      Joseph Khoshabe   53  President, Chief Executive Officer,
                            and Sole Director
      Steve Y. Khoshabe 26  Executive Vice President and Chief Financial Offi-
                            cer
      Glen H. Schap     50  Vice President and Secretary
      John A. Clark     50  Nominee Director
      David B. Mirza    59  Nominee Director
      Robert S. Luce    51  Assistant Secretary and Nominee Director

  The Company has nominated Dr. David B. Mirza, Mr. John A. Clark and Mr. Robert S. Luce to become directors of the Company. Messrs. Mirza, Clark and Luce have agreed to become directors of the Company thirty (30) days after the closing of the transactions contemplated in this prospectus. No assurance can be given that any such director might change his decision to become a director at some later date.

  JOSEPH KHOSHABE has been President and Chief Executive Officer of the Company since its formation in 1986. Mr. Khoshabe is responsible for the day-to-day administration of all operating activities at the Company, including the supervision of all loan origination activities; personnel management and financial matters affecting the Company. Prior to formation of the Company, Mr. Khoshabe was an executive with the Cracker Jack Division of Borden, Inc., where he was employed for approximately 19 years. Mr. Khoshabe holds a Bachelor of Arts Degree in Business Administrative/Economics from Governors State University and a Bachelor of Science/Accounting from Tehran University.

  STEVE Y. KHOSHABE joined the Company in December 1994 and became Executive Vice President and Chief Financial Officer of the Company on June 3, 1996. Mr. Khoshabe is the son of Mr. Joseph Khoshabe. Mr. Khoshabe was a student at the Loyola University of Chicago, Graduate School of Business prior to joining the Company. Mr. Khoshabe holds a Bachelor of Science degree in Marketing/Economics from Bradley University and a Masters of Business Administration/Finance from Loyola University of Chicago. Mr. Steve Khoshabe's principal responsibilities include the monitoring of interest rates on the Company's numerous loan products, quality control and managing the Company's secondary marketing activities.

  GLEN A. SCHAP joined the Company in 1992 as Vice President and Secretary. Mr. Schap manages the Company's loan origination activities. Mr. Schap's responsibilities include loan closing and the packaging and delivery of closed loans to investors. Mr. Schap was associated with commercial and residential loan departments of various banks and financial services companies for 15 years prior to joining the Company. Mr. Schap holds a degree in Economics from Northeastern Illinois University.

  JOHN A. CLARK retired as President and Chief Executive Officer of a Chicago area banking group with $1.2 billion in assets in April of 1997. Mr. Clark received a B.S. degree from the University of Wisconsin at Stevens Point, Wisconsin.

  DR. DAVID B. MIRZA has been employed at Loyola University, Chicago School of Business Administration as an Associate Professor and Chair of the Economics Department for the past five years. Prior to joining the faculty at Loyola University, Mr. Mirza taught at Kalamazoo College and Dartmouth College. Dr. Mirza holds a B.A. degree from Earlham College and a Ph.D. degree in Economics from Northwestern University

  ROBERT S. LUCE is an attorney who has been practicing financial services law for 25 years, and provides legal services to the Company on certain matters from time to time.

  Directors are elected at each annual meeting of stockholders and serve until the next annual meeting. Executive officers are elected at each annual meeting of the Board of Directors and, subject to individual contractual arrangements, serve at the pleasure of the Board of Directors. For a further description of the employment agreement between the Company and its President, see "Management--Employment Agreement."

SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

         NAME AND PRINCIPAL                                   OTHER ANNUAL
              POSITION          YEAR  SALARY     BONUS COMPENSATION(1)(2)(3)(4)(6)
         ------------------     ----  ------     ----- ---------------------------
      Joseph Khoshabe, Presi-
       dent                     1997 $180,000     -0-            $3,161
                                1996 $170,000(5)  -0-            $3,161
                                1995 $160,000     -0-            $3,161
                                1994 $162,352     -0-            $3,161
      Steve Y. Khoshabe, Exec-
       utive Vice President(6)  1997 $ 46,093     -0-            $2,210
                                1996 $ 40,393     -0-            $2,210
      Glen A. Schap             1997 $ 30,677     -0-            $8,780
                                1996 $ 25,333     -0-            $8,780
                                1995 $ 28,754     -0-            $8,780
                                1994 $ 26,083     -0-            $8,780

--------

(1)Includes:   $1,980 for annual disability premiums; and $1,181 for annual health insurance premiums for Mr. Khoshabe and his dependents.
(2) None of the Nominee Directors have received any director compensation from the company
(3)         Does not include a $25,000 annual car allowance payable to Mr.
            Joseph Khoshabe
(4) Does not include a $7,200 annual car allowance payable to Steve Khoshabe and $2,210 of annualized health plan premiums.
(5) This salary amount was not paid to Mr. Khoshabe. This salary amount is included to satisfy applicable accounting requirements.
(6)         Effective as of the closing of the proposed public offering, Mr.
            Steve Khoshabe's annual base salary will be increased to $90,000. This increase is attributable to an anticipated significant increase in his responsibilities as a consequence of the public offering by the Company.

EMPLOYMENT AGREEMENT FOR JOSEPH KHOSHABE

  The Company has entered into an Employment Agreement with Mr. Joseph Khoshabe to retain his services to the Company as President and Chief Executive Officer. The Employment Agreement contains the following important terms:

   Term                               Five (5) Years(1)
   Annual Salary                      $250,000
   Annual Increases                   10%
   Health Insurance for Mr. Khoshabe
    and his family                    $  5,000 (Annual Estimated Premium)(2)
   Car Allowance                      $ 25,000 (Per Annum)
   Long Term Disability Insurance     $  1,980 (Annual Premium)(2)

  Incentive Compensation:
                       Additional cash compensation in the amount of ten percent (10%) of any increase in the Company's net income before income taxes as compared to the preceding fiscal year.
--------
(1) Commencing from the effective date of the registration statement relating to this Prospectus.
(2) These items may increase in the future subject to premium costs.

  The Employment Agreement may be terminated by the Board of Directors only by unanimous vote and Mr. Khoshabe will be a member of the Board of Directors after the three (3) additional nominees assume their directorships.

STOCK OPTION PLAN

  On December 15, 1993 the Company adopted a Non-Qualified and Incentive Stock Option Plan (the "Stock Option Plan" or "Plan") which provides for the grant of non-qualified stock options ("Non-Qualified Options"), and incentive stock options ("Incentive Options"). 500,000 shares of Common Stock have been reserved for issuance under the Plan. The Plan is administered by a Stock Option Committee appointed by the Board of Directors. Members of the Stock Option Committee may not participate in the Plan. No options have been granted under the Plan.

  All salaried officers and key employees of the Company and any subsidiaries are eligible to receive options under the Plan. The total amount of Common Stock for which options may be granted to any one person may not exceed 10% of the total shares reserved for issuance under the Plan. The Plan will terminate by its terms on December 31, 2003 and also may be terminated at any time by the exercise of all outstanding options.

  Options granted may be exercisable for up to ten years. If any options granted under the Plan expire, terminate or are canceled for any reason without having been exercised in full, the corresponding number of unpurchased shares reserved for issuance upon exercise thereof will again be available for the purposes of the Plan. The purchase price of the Common Stock under each option shall not be less than the fair market value of the Common Stock on the date on which the option is granted. The option price is payable either in cash, by the delivery of shares of the Company's common stock, or a combination of cash and shares.

  Options will be exercisable immediately, after a period of time or in installments. Options will terminate not later than the expiration of ten years from the date of grant, subject to earlier termination due to termination of service. Except under certain circumstances where termination of service is due to retirement or death, in which event options may be exercised for an additional period of time following such termination of service, the option may be exercised only while the optionee remains in the employ of the Company or one of its subsidiaries.

UNITED FINANCIAL MORTGAGE CORP. 401(K) PLAN

  The Company has adopted a 401(K) plan ("401(K) Plan") which became effective on May 1, 1995. The 401(K) Plan provides for employee pre-tax contributions from one percent (1%) to fifteen percent (15%) of salary. The Plan provides for discretionary employee matching and employee discretionary contributions to be determined by the employee each plan year. Company contributions, if any, to the 401K Plan are made in the exercise of the Company's sole discretion. The Plan covers all employees who satisfy eligibility requirements.

COMPANY POLICY ON AFFILIATE TRANSACTIONS

  All affiliate transactions are or will be on terms no less favorable to the Company than those generally available from unaffiliated third parties and are or will be ratified by a majority of independent outside disinterested members of the Company's Board of Directors not having any interest in the transactions. Mr. Khoshabe's Employment Agreement and the Company's Stock Option Plan were entered into by the Company prior to the adoption of the Company's Policy on Affiliate Transactions.

                        HISTORY OF SECURITY PLACEMENTS

2 FOR 3 REVERSE STOCK SPLIT

  On May 9, 1995, the Company implemented a reverse stock split on the basis that each outstanding three (3) shares of common stock, no par value, were converted to two (2) shares of common stock, no par value. The reverse stock split reduced the Company's outstanding shares of Common Stock at that date to 3,002,000 shares from approximately 4,530,000 shares. All share information has been restated for the reverse stock split.

HISTORICAL STOCK ISSUANCES

  All of Mr. Khoshabe's shares of common stock have been reregistered in the name of the J. K. Trust. Prior to transfer to the J. K. Trust, Mr. Khoshabe paid $130,070 for his shares of Common Stock, or $.051 per share. See "Principal Stockholder."

1993 PRIVATE PLACEMENT

  During the period from September 8, 1993 to December 14, 1993 ("1993 Private Placement"), the Company engaged in an offering of 268,000 shares of its Common Stock for $400,000.

PRIOR REGISTRATION STATEMENT

  The Prior Registration Statement which was declared effective on June 14, 1994 registered 900,000 Units of the Company. Each Unit consisted of one (1) share of Common Stock; and one (1) Class A Redeemable Stock Purchase Warrant. The Prior Registration Statement also registered 90,000 Underwriter's Warrants, the securities included in such Warrants and 128,460 shares of Common Stock held by the Non-Affiliated Shareholders. The public offering contemplated in the Prior Registration Statement failed to close on a "best efforts" basis because, in part, of changes in the capital markets, and, at that time, the Company's inability to attract a securities underwriting firm(s) to conclude a firm commitment underwriting. No securities were sold by the Company pursuant to the prior Registration Statement. The SEC consented to the withdrawal of the Prior Registration Statement effective as of October 25, 1994.

1994 PRIVATE PLACEMENT

  Under the terms of the November 15, 1994 private placement ("1994 Private Placement"), the Company sold 220,000 shares of Common Stock for $2.25 per Share. Gross proceeds from the 1994 Private Placement were $495,000. The net proceeds of that offering were applied to (i) repurchase shares of Common Stock from certain shareholders in the 1993 Private Placement who elected to sell their shares to the Company; (ii) expand loan origination and servicing activities and (iii) provide working capital to the Company.

  Pursuant to the terms of the 1994 Private Placement, the Company offered shareholders in the 1993 Private Placement the opportunity to either: (i) retain some or all of their Shares and, with respect to the retained Shares, granted to such shareholders registration rights entitling them to sell all of such shares pursuant to a registration statement filed by the Company within six (6) months of the effective date of the then proposed registration statement, subject to state securities law regulations or underwriting constraints; or (ii) sell some or all of their Shares back to the Company at the original subscription price for the Shares, plus annual compounded interest at ten percent (10%) of the subscription price for the Shares for the period that the subscription proceeds were held by the Company. The Company purchased 73,461 shares from such holders for $126,371.

1995 BRIDGE FINANCING

  Pursuant to the terms of the May 15, 1995 private placement regarding a certain bridge financing ("1995 Bridge Financing"), the Company offered and sold two and one-half (2 1/2) units ("Units") each consisting of one (1) $100,000, ten percent (10%) convertible debenture ("Debenture") and 22,000 shares of no par value common stock ("1995 Unit Shares"). Gross proceeds from the 1995 Bridge Financing were $250,000.

  The Debenture component of the Units provided for a maturity of twelve (12) months commencing from the expiration date of the 1995 Bridge Financing ("Redemption Date"). The Debentures also provided for the payment of accrued interest at an annual rate of ten percent (10%), commencing from the expiration date of the offering through the Redemption Date. The Debentures also provided for redemption and payment by the Company, in full, including both principal and accrued interest, upon the completion of the then proposed registration statement contemplated by the Company. The Debentures were not redeemed on the Redemption Date, and pursuant to their terms, were automatically converted into 55,555 Shares ("1995 Conversion Shares"). The 1995 Unit Shares and the 1995 Conversion Shares are not subject to redemption.

  The Unit Shares and the Conversion Shares previously had been accorded certain registration rights which provided that the Company within six (6) months of the effective date of the then proposed registration statement, would file another registration statement, at its expense, to register such shares.

EXPIRATION OF REGISTRATION RIGHTS RELATING TO THE 1993, 1994 AND 1995 PRIVATE PLACEMENTS

  The registration rights granted by the Company in connection with the 1993 Private Placement, the 1994 Private Placement and the 1995 Bridge Financing have expired by their terms. Therefore, with respect to the common stock issued by the Company in connection with these offerings, the Company is under no contractual obligation to file a registration statement for such shares or include them in any registration statement otherwise filed by the Company.

1996 FINANCING

  Pursuant to the terms of the November 1, 1996 private placement ("1996 Financing"), the Company offered and sold seventeen (17) units ("Units") for aggregate offering proceeds of $425,000. The Units consist of one (1) $25,000, ten percent (10%) convertible debenture ("1996 Debenture") and 2,500 shares of no par value common stock ("1996 Unit Shares").

  The 1996 Debenture component of the Units provides for a term of up to twelve (12) months commencing from the expiration date of the 1996 Financing ("Redemption Date"). The 1996 Debenture also provides for the payment of accrued interest at an annual rate of ten percent (10%), commencing from the date of subscription through the Redemption Date. The 1996 Debenture provides for mandatory redemption and payment by the Company, in full, including both principal and accrued interest, upon the completion of this offering. If the 1996 Debentures are not redeemed, then the 1996 Debentures automatically convert to an additional 85,000 shares of Common Stock (5,000 shares for each $25,000 1996 Debenture) ("1996 Conversion Shares"). The 1996 Conversion Shares and the 1996 Unit Shares are not subject to mandatory redemption. Each holder of a 1996 Debenture has agreed to extend the automatic conversion of such debenture until April 30, 1998.

  The 1996 Unit Shares and the 1996 Conversion Shares have been accorded certain registration rights which provide that the Company, within six (6) months of the effective date of the registration statement relating to this Prospectus will file another registration statement, at its sole expense, to register such shares.

  Prospective investors in this offering should understand that the sale of Shares by holders in the 1993 Private Placement, the 1994 Private Placement, the 1995 Bridge Financing, the 1996 Financing and the shares relating to the Warrants, as described herein, could have an adverse affect on the market price of the Company's common stock at the time such sales are made.

                           DESCRIPTION OF SECURITIES

GENERAL

  The Company is authorized to issue 20,000,000 shares of Common stock, no par value, and 5,000,000 shares of serial preferred stock. As of the date hereof, and before consummation of this offering, 3,100,029 shares of Common Stock were issued and outstanding. The outstanding Common Stock is fully paid and non-assessable. The Company has one series of preferred stock, the Series A Preferred Stock, of which 213 shares were purchased for a cash subscription price of $1,065,000. All shares of Series A Preferred Stock are registered in the name of the J.K. Trust.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share. No cumulative voting is required or permitted. Therefore, the holders of a majority of shares voting for the election of directors can elect all directors, and the remaining holders will not be able to elect any directors.

  Holders of Common Stock are entitled to receive such dividends, if any, as the Board of Directors may from time to time declare out of funds the Company has legally available for the payment of dividends. Holders of the Common Stock are entitled to share pro rata in any dividends declared. It is not anticipated that dividends will be paid in the near future. Future dividend policy will depend upon conditions existing at that time, including the Company's earnings and financial condition.

  Upon liquidation, dissolution or winding-up of the Company, Common Stock stockholders are entitled to receive pro rata all of the assets of the Company available for distribution to stockholders. Stockholders of the Company do not have preemptive rights or other rights to subscribe for or purchase any stock, options, warrants or other securities offered by the Company.

PREFERRED STOCK

  The Articles of Incorporation of the Company authorizes its Board of Directors to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, preferences, powers and relative participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series. The Preferred Stock may rank superior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights.

  One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of the Company's Common Stock.

SERIES A PREFERRED STOCK

  In 1988, 1992 and 1996 the Company's Board of Directors authorized the issuance of an aggregate of 213 shares of Series A Non-Voting Preferred Stock ("Preferred Stock"), all of which shares were purchased by Mr. Joseph Khoshabe, the Company's president. As described elsewhere herein, all such shares of Preferred Stock were registered in the name of the J. K. Trust. The shares of Preferred Stock were purchased for a total consideration of $1,065,000, or $5,000 per share. The holders of Preferred Stock are entitled to receive variable dividends as determined by the Board of Directors from time to time; and do not have voting rights. The amount of the variable dividend is determined solely at the discretion of the Company's Board of Directors. Such variable dividends were declared for the years ended April 30, 1994, April 30, 1995, April 30, 1996 and April 30, 1997 in the amounts of $19,000, $25,515, $-0-, and $-0- respectively.

  The terms of the Preferred Stock additionally provide that upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntarily or involuntarily, after payment or provision for payment of debts and other liabilities of the Company, the holder(s) of shares of Preferred Stock shall be entitled to receive from the Company $5,000 per share, from the remaining net assets of the Corporation before any distribution is made with respect to the Common Stock. The liquidation value for the Preferred Stock is $5,000 per share.

WARRANTS

 1994 Warrant

  In connection with the 1994 Private Placement, the Company issued 22,000 warrants ("the 1994 Warrants") to Mills Financial Services, Inc., the placement agent, on the basis of one (1) warrant for each ten (10) shares of common stock sold in the 1994 Private Placement. The 1994 warrants were issued for consideration of $100.00 and are exercisable for a period of five (5) years from the date of issuance. Each 1994 Warrant is exercisable to purchase one (1) share of common stock at $1.65 per share. The 1994 Warrants provide for a single demand right of registration for the shares underlying the warrants exercisable by a majority of the holders thereof, which right of demand may not be exercised until six months after the effective date of the registration statement for this Prospectus. In addition, the 1994 Warrants provide for additional rights to "piggy-back" the underlying shares on other registration statements filed by the Company.

 1995 Bridge Finance Warrants

  In connection with the 1995 Bridge Financing, the Company has issued 25,000 warrants ("the 1995 Bridge Finance Warrants") to the placement agents or associates of the placement agents on the basis of 10,000 warrants for each Unit ($100,000) sold in the offering. The 1995 Bridge Finance Warrants were issued for nominal consideration and are exercisable for a period of five (5) years from the date of issuance. Each 1995 Bridge Finance Warrant is exercisable to purchase one (1) share of common stock at $4.505 per share. Each of the 1995 Bridge Finance Warrants provide for a single demand right of registration for the shares underlying the warrants. In addition, the 1995 Bridge Finance Warrants provide for additional rights to "piggy-back" the underlying shares on registration statements filed by the Company, including the registration statement of which this

Prospectus is a part. Mills Financial Services, Inc. was issued 5,000 of the 1995 Bridge Finance Warrants for its participation in the 1995 Bridge Financing. Mills Financial Services, Inc. has agreed to a waiver of its "piggy-back" registration rights with respect to the registration statement relating to this Prospectus.

 Advisor Warrant

  Effective as of November 15, 1995, the Company issued for $100, a warrant to purchase 195,000 shares of common stock of the Company to an advisor of the Company who provided, from time to time since 1994, advice and consulting services to the Company. The warrant is exercisable at $0.50 per share through April 30, 1999. The warrant contains customary "piggyback" registration rights, one demand registration right at the Company's expense and one registration right paid for by the holder(s) of such warrant with respect to both the warrant and the underlying shares of common stock. The demand registration right and the "piggy-back" registration rights are not available to the holders of the Advisor Warrant(s) until six (6) months after the effective date of the registration statement relating to this Prospectus.

 Underwriter's Warrant

  The Company has agreed to issue for $100.00 an Underwriter's Warrant entitling the Underwriter to purchase Shares of the Company's common stock in an amount equal to ten percent (10%) of the Shares sold in this offering (not including any Shares sold pursuant to the over-allotment option), at an exercise price of one hundred twenty percent (120%) of the Public Offering price exercisable any time, in whole or in part, between the first and fifth anniversary dates of the effective date of this offering. At any time during the exercise term, the holders of a majority of these securities shall have the right to require the Company to prepare and file one (1) post-effective amendment to the registration statement relating to this offering, or a separate registration statement, if then required under applicable law, covering all or any portion of the securities. In addition, for a period of seven (7) years after the effective date of the registration statement relating to this offering, the holders of these securities shall have unlimited "piggyback" registration rights.

TRANSFER AGENT AND WARRANT AGENT

  Corporate Stock Transfer, Inc. has been appointed registrar and transfer agent for the Common Stock and the warrant agent for the Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the offering, the Company will have 3,900,029 shares of Common Stock outstanding (4,020,029 if the over-allotment option is exercised in full). Of these shares, 800,000 (920,000 if the over-allotment option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), unless held by affiliates of the Company. All of the remaining 3,100,029 shares will be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act and may only be sold in the public market if such shares are registered under the Securities Act or sold in accordance with Rule 144 promulgated thereunder.

  In general, under Rule 144 a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned his shares for one year, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the outstanding shares of the Company's Common Stock (approximately 39,000 shares or approximately 41,200 shares if the over-allotment option is exercised in full), or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is deemed not to be an "affiliate" or a recent "affiliate" of the Company and who has beneficially owned his shares for at least three years, may sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information provisions referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Act, unless thereafter held by an "affiliate" of the Company.

  Of the 3,100,029 restricted shares currently outstanding, a total of 2,531,842 shares are held by J.K. Trust, an affiliate of the Company. J.K. Trust has entered into an agreement not to sell any shares for a period of 6 months following the date of this Prospectus and thereafter for an additional period of 6 months to limit sales, if any, to not more than 100,000 shares. As an affiliate of the Company, J.K. Trust will be further subject to the volume limitations of Rule 144(e)(1) with respect to any such sales. A total of 219,026 of the restricted shares were acquired from the Company by non-affiliates more than three (3) years prior to the date of this Prospectus and are therefore eligible for sale under Rule 144k without volume limitation commencing 90 days after the completion of this offering. The Company has obtained agreements from shareholders owning 94,045 of the 219,026 shares not to sell any shares for a period of 6 months following the date of this Prospectus. The balance of 349,161 of the restricted shares were acquired from the Company by non-affiliates more than 1 year ago and less than 3 years ago and are therefore eligible for sale under Rule 144(e)(2) subject to certain volume restrictions commencing 90 days from the completion of this offering. The Company has obtained agreements from shareholders owning 124,082 of the 349,161 of shares not to sell any shares for a period of 6 months following the date of this Prospectus. The Underwriter has no plans, proposals, arrangements or understanding regarding waiver of the lock up agreements. Additionally, 500,000 shares of the Company's common stock are reserved for issuance under the Company's Stock Option Plan.

  Future sales of substantial amounts of Common Stock in the public market, or the availability of such shares for future sale, could impair the Company's ability to raise capital through an offering of securities and may adversely affect the then-prevailing market prices for the Company's stock.

                                 UNDERWRITING

  The Underwriter named below (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement), to purchase from the Company the following respective number of shares of Common Stock at the public offering price less the underwriting discounts and additional compensation set forth on the cover page of this Prospectus:

                                                                        NUMBER
                                                                          OF
           UNDERWRITERS                                                 SHARES
           ------------                                                 -------
      Mills Financial Services, Inc.................................... 800,000
                                                                        -------
          Total........................................................ 800,000

  The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent. The nature of the Underwriter's obligation is that it is committed to purchase all the Shares offered if any of such Shares are purchased.

  The Company has been advised, that the Underwriter proposes to offer the Shares directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at this price less a concession not in excess of $.32 per Share. After commencement of the public offering, the offering price and other selling terms may be changed by the Underwriter.

  The Company has granted to the Underwriter a 45-day option to purchase up to 120,000 additional shares of Common Stock at the public offering price, less the underwriting discounts and other compensation, set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments, if any, made in connection with the sale of the Shares of Common Stock offered hereby. To the extent that the Underwriter exercises such option, the Company will be obligated, pursuant to such option, to sell such shares to the Underwriter to the extent such option is exercised.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriter may be required to make in respect thereof. It is the opinion of the Securities and Exchange Commission that such indemnification is contrary to public policy and unenforceable.

  The Company has agreed to pay the Underwriter a non-accountable expense allowance of 3% of the aggregate offering price of the Common Stock offered hereby (including any shares of Common Stock purchased pursuant to the Underwriter's overallotment option). No portion of the non-accountable expense allowance has been paid to the Underwriter to date.

  The Company also has agreed to sell to the Underwriter, an Underwriter's Warrant to purchase 80,000 shares at a price of $.001 per warrant. The Underwriter's Warrant will be exercisable for a period of five years, commencing upon the date of the Prospectus, at an initial per share exercise price equal to 120% of the initial public offering price. The Underwriter's Warrants are not redeemable by the Company under any circumstances. Neither the Underwriter's Warrants nor the shares of Common Stock issuable upon exercise thereof may be transferred, assigned or hypothecated until one year from the date of issuance of the Underwriter's Warrants, except they may be assigned, in whole or in part, to any successor or officer of the Underwriter. The Underwriter's Warrant will contain anti-dilution provisions for appropriate adjustment of the exercise price and number of shares which may be purchased upon exercise upon the occurrence of certain events.

  The holders of a majority of the Underwriter's Warrants and/or underlying securities shall have the right, during the four-year period commencing one year from the date of this Prospectus, on one occasion (which shall be at the Company's sole expense) to require the Company to register the Common Stock underlying the Underwriter's Warrants (the "Registrable Securities") by means of a registration statement pursuant to the Securities Act, or a post-effective amendment thereto, as appropriate, so as to enable such holders to publicly offer the Registrable Securities. Moreover, if during the six-year period commencing one year following the date of this Prospectus the Company shall register any of its securities for sale pursuant to a post-effective amendment or new registration statement (with the exception of Form S-8 or other inappropriate form), upon request by any of the holders of the outstanding Registrable Securities, the Company shall be required to include such securities as a part of the registration statement.

  The holders of the Underwriter's Warrants shall have no voting, dividend or other rights as shareholders of the Company unless and until the exercise of such Warrants. The number of securities deliverable upon any exercise of the Underwriter's Warrants and the exercise price of such Warrants are subject to adjustment to protect against any dilution upon the occurrence of certain events including sales of shares at less than the market price (or, if no market price exists, at less than fair market value), issuance of stock dividends, stock splits, subdivision or combination of outstanding stock and reclassification of stock.

  During the exercise period, the Underwriter is given, at nominal cost, the opportunity to profit from a rise in the market price for the Company's Common Stock, if any, at the expense of the Company's then shareholders. For the life of the Underwriter's Warrant, the Company may be deprived of favorable opportunities to procure additional equity capital, if it should be needed for the business of the Company, and the holders of the Underwriter's Warrants may be expected to exercise such Warrants at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by the sale of additional shares on terms more favorable than those provided by the Underwriter's Warrants.

  The Company has also agreed that the Underwriter shall have the right of first refusal for three years to manage, underwrite or purchase for its own account any sale by the Company of debt or equity securities of the Company, any subsidiary or successor of the Company or, subject to certain exceptions, by any shareholder of the Company owning in excess of ten percent of the outstanding Common Stock.

  The Company (with certain exceptions) and J.K. Trust, the sole shareholder owning in excess of 10% of the Common Stock of the Company have agreed pursuant to Lock-up Agreements not to sell or grant any option for sale or otherwise dispose of, directly or indirectly, any shares of the Common Stock of the Company for a period of six-months after the date of consummation of this Offering, without the prior written consent of the Underwriter other than, in the case of the Company, the shares of Common Stock to be sold to the Underwriter in this Offering and the grant of Options to purchase shares of Common Stock pursuant to the Company's Stock Plan and the issuance of shares under such Options. In addition, J.K. Trust has agreed that after the expiration of the six-month lock-up period, it will not sell more than 100,000 shares of the Company's Common Stock for a period of six-months thereafter.

  The Company has also agreed, for the three-year period commencing upon consummation of this Offering, at the request of the Underwriter, to nominate and use its best efforts (including solicitation of proxies) to elect a designee of the Underwriter to the Board of Directors of the Company or, alternatively, to permit a designee of the Underwriter to receive notice of and attend all special and regular meetings of the board of directors of the Company. No designee has been chosen as of the date hereof.

  The foregoing does not purport to be a complete statements of the terms and conditions of the Underwriting Agreement and related documents, copies of which are on file at the offices of the Underwriter, the Company and the Securities and Exchange Commission, forms of which have been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  Prior to this Offering, there has been no public market for the Common Stock of the Company. Consequently, the offering price has been determined through negotiation between the Company and the Underwriter. Such price was based on a number of factors, including, but not limited to the following: estimates of the business potential and earnings prospects of the Company, the present state of the Company's development, an assessment of the Company's management, the consideration of these factors in relation to market valuations of companies engaged in the same or similar business, and the current condition of the mortgage industry and the economy as a whole.

  The Underwriter has advised the Company that the Underwriter does not intend to confirm sales to any account over which it exercises discretionary authority without the prior, specific written approval of the customer.

  The Underwriter has not previously participated as an underwriter in an underwriting on a firm-commitment basis and has not previously been an underwriter of an initial public offering. In 1994, the Underwriter attempted an initial public offering for the Company on a best efforts--minimum or none basis. The Underwriter was not successful in completing the minimum sales amount and the offering was withdrawn by the Company. Prospective purchasers of the Common Stock offered hereby should consider this limited experience in evaluating the securities offered hereby. See "Risk Factors--Lack of Underwriting History."

  In connection with the 1993 Private Placement, the Underwriter received $40,000 in commissions, and no other expense reimbursement or compensation. In connection with the 1994 Private Placement, the Underwriter received (i) $32,850 in commissions, (ii) no reimbursement of expenses and (iii) a warrant to purchase 22,000 shares of the Common Stock of the Company at an exercise price of $1.65 per share. In connection with the 1995 Bridge Financing, the Underwriter received (i) $5,000 in commissions, (ii) no reimbursement of expenses and (iii) a warrant to purchase 5,000 shares of Common Stock of the Company at an exercise price of $4.505 per share. In connection with the 1996 Bridge Financing, the Underwriter received (i) $16,250 in commissions, (ii) no reimbursement of expenses and no warrants. In addition, in connection with a 1993 Consulting Agreement, the Underwriter received $30,000 as compensation for the provision of investment banking services to the Company.

  The Company has loaned an aggregate principal amount of $62,500 to Mr. Joseph E. Kurczodyna, the President of the Underwriter. $50,000 of the principal balance was loaned in 1994. The remainder of the principal balance was loaned in November 1996 ($2,500) and February 1997 ($10,000). On September 5, 1997, the principal and accrued interest of $17,500 were consolidated into a single, demand promissory note of $80,000 bearing interest at 9%.

     COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

  The legality of the shares offered hereby will be passed upon for the Company by Robert S. Luce, Esq. Mr. Luce is the Assistant Secretary of the Company. Mr. Luce has no ownership interest in the Company. Certain legal matters will be passed upon for the Underwriter by Peter B. Shaeffer, Esq.

                                    EXPERTS

  The financial statements of the Company included in this Prospectus have been audited by Craig Shaffer and Associates, Ltd., independent accountants, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed a Registration Statement on Form SB-2 with the Washington Office of the Commission in accordance with the provisions of the Securities Act with respect to the securities offered hereby. The Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits may be inspected, without charge at, or copies thereof obtained at prescribed rates from, the Public Reference Section of the Commission at Room 1024 at its principal office, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; or the Public Reference Section of the Midwest Regional Office at Room 1400, 500 West Madison Avenue, Chicago, Illinois 60661-2511.

  No dealer, salesman or any other person has been authorized to give any information which is not contained in this Prospectus or to make any representation in connection with this offering other than those which are contained in the Prospectus, and if given or made, such information or representation must be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities which are offered hereby to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implications that there has been no change in the affairs of the Company or the facts which are herein set forth since the date hereof.

                         INDEX TO FINANCIAL STATEMENTS

  The historical financial statements of United Financial Mortgage Corp. are included herein as listed below:

                                                                       PAGE(S)
                                                                       -------
Report of Independent Certified Public Accountants.................  F-3
Balance Sheet at April 30, 1996 and 1997 and at January 31, 1997
 (unaudited) and January 31, 1998 (audited)........................  F-4 & F-5
Statement of Income for the Years Ended April 30, 1996 and 1997 and
 for the nine (9) months ended January 31, 1997 (unaudited) and
 January 31, 1998 (audited)........................................  F-6
Statement of Stockholders' Equity for the Years Ended April 30,
 1996 and 1997 and for the nine (9) months ended January 31, 1997
 (unaudited) and January 31, 1998 (audited)........................  F-7
Statement of Cash Flow for the Years Ended April 30, 1996 and 1997
 and for the nine (9) months ended January 31, 1997 (unaudited) and
 January 31, 1998 (audited)........................................  F-8
Notes to Financial Statements......................................  F-9 to F-14

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                          INDEPENDENT AUDITORS' REPORT

                        United Financial Mortgage Corp.

Financial Statements as of April 30, 1996, April 30, 1997, and January 31, 1998
                               together with
                          Independent Auditors' Report

To the Board of Directors and Stockholders of United Financial Mortgage Corporation

  We have audited the accompanying balance sheets of United Financial Mortgage Corp. as of April 30, 1996, April 30, 1997, and January 31, 1998, and the related statements of income, stockholders' equity and cash flows for the years April 30, 1996, April 30, 1997 and the nine months ended January 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Financial Mortgage Corp. as of April 30, 1996, April 30, 1997, and January 31, 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  The financial statements as of January 31, 1997 were not audited and accordingly no opinion or assurance is placed on them.

                                          Craig Shaffer and Associates, Ltd.,
                                           C.P.A.
Des Plaines, Illinois

February 20, 1998

                        UNITED FINANCIAL MORTGAGE CORP.

                                 BALANCE SHEET

                              YEAR         YEAR      NINE MONTHS  NINE MONTHS
                              ENDED        ENDED        ENDED        ENDED
                            APRIL 30,    APRIL 30,   JANUARY 31,  JANUARY 31,
          ASSETS              1996         1997         1997         1998
          ------           -----------  -----------  -----------  -----------
                                                     (UNAUDITED)   (AUDITED)
Current Assets:
  Cash.................... $ 1,960,759  $ 2,018,211  $ 1,880,210  $ 1,824,051
  Loans held for sale.....  16,294,332   13,090,077    7,957,947    8,762,730
  Mortgage Loan...........     938,209      566,536      635,243    1,226,484
  Accounts Receivable.....      52,207       59,043      161,689      140,890
  Due from Employees......      13,810       65,692       64,932            0
  Due from Officers.......           0       35,027            0       72,452
  Deferred Tax Asset......           0       45,763            0       45,763
  U.S. Savings Bonds......       2,000        2,000        2,000        2,000
  Note Receivable.........      21,000      111,763      180,988      169,830
                           -----------  -----------  -----------  -----------
    Total current assets..  19,282,317   15,994,112   10,883,009   12,244,200
Furniture, Fixtures &
 Equipment
  Cost....................     279,152      308,770      286,814      333,870
  Accumulated
   Depreciation...........    (116,634)    (154,678)    (146,057)    (187,515)
                           -----------  -----------  -----------  -----------
                               162,518      154,092      140,757      146,355
Other assets:
  Investments.............
  Escrow Deposits.........      71,353       24,066       22,298       31,363
  Deferred Organization
   Costs..................           0       94,233       52,500      143,425
  Security Deposits.......       6,143        6,143        6,143        6,143
  Land Investment.........           0            0            0      303,250
  Servicing Rights........           0            0            0        7,199
  Deferred Advisor fees...     546,000      390,000      429,000      273,000
                           -----------  -----------  -----------  -----------
    Total other assets....     623,496      514,442      509,941      764,380
                           -----------  -----------  -----------  -----------
                           $20,068,331  $16,662,646  $11,533,707  $13,154,935
                           ===========  ===========  ===========  ===========



         The accompanying notes are an integral part of this statement.

                        UNITED FINANCIAL MORTGAGE CORP.

                                 BALANCE SHEET

                                                       NINE MONTHS
                                                          ENDED     NINE MONTHS
                             YEAR ENDED   YEAR ENDED     JANUARY       ENDED
      LIABILITIES AND         APRIL 30,    APRIL 30,       31,        JANUARY
   STOCKHOLDERS' EQUITY         1996         1997         1997        31, 1998
   --------------------      -----------  -----------  -----------  -----------
                                                       (UNAUDITED)   (AUDITED)
Current Liabilities:
  Accounts Payable.........  $   214,967  $   179,983  $    46,326  $   184,709
  Deferred Income..........        6,000        6,000        6,000
  Accrued Expenses.........      121,888      102,455       83,335      157,146
  Taxes Payable............       26,495       29,088       43,668            0
  Deferred Income Taxes....        8,011            0        8,011            0
  Escrow Payable...........       71,353       24,066       22,298       50,771
  Notes Payable--Current...   17,150,171   13,417,922    8,483,790    9,517,019
                             -----------  -----------  -----------  -----------
    Total current
     liabilities...........   17,598,885   13,759,514    8,693,428    9,909,645
Non-Current Notes Payable..      261,970      298,032      234,375      425,000
                             -----------  -----------  -----------  -----------
    Total liabilities......   17,860,855   14,057,546    8,927,803   10,334,645
Commitments
Preferred Shares, 5,000,000
 authorized, No Par Value,
 213 Series A Redeemable
 Shares Issued and
 Outstanding; liquidation
 value $1,065,000 at April
 30, 1997; $500,000 at
 April 30, 1996; and
 $1,065,000 at January 31,
 1997 and 1998.............      500,000    1,065,000    1,065,000    1,065,000
                             -----------  -----------  -----------  -----------
Stockholders' equity
  Common Shares, 20,000,000
   Authorized, No Par
   Value, Shares Issued and
   Outstanding; 3,100,029
   at April 30, 1997;
   3,001,975 at April 30,
   1996; 3,095,029 at
   January 31, 1997 and
   3,100,029 at January 31,
   1998....................    1,895,395    2,382,895    2,357,896    2,382,896
  Retained Earnings........     (187,919)    (842,795)    (816,992)    (627,606)
                             -----------  -----------  -----------  -----------
    Total stockholders'
     equity................    2,207,476    2,605,100    2,605,904    2,820,290
                             -----------  -----------  -----------  -----------
                             $20,068,331  $16,662,646  $11,533,707  $13,154,935
                             ===========  ===========  ===========  ===========



         The accompanying notes are an integral part of this statement.

                        UNITED FINANCIAL MORTGAGE CORP.

                              STATEMENT OF INCOME

                                                         NINE MONTHS  NINE MONTHS
                                 YEAR ENDED  YEAR ENDED     ENDED        ENDED
                                 APRIL 30,   APRIL 30,   JANUARY 31,  JANUARY 31,
                                    1996        1997        1997         1998
                                 ----------  ----------  -----------  -----------
                                                         (UNAUDITED)   (AUDITED)
Revenues:
  Commissions and Fees.........  $5,810,360  $5,292,856  $4,195,183   $4,890,898
  Interest Income..............     632,068     403,526     363,255      425,296
                                 ----------  ----------  ----------   ----------
                                  6,442,428   5,696,382   4,558,438    5,316,194
Expenses:
  Salaries & Commissions.......   4,398,955   3,731,207   3,058,293    2,903,612
  Selling & Administrative.....   1,901,754   1,593,958   1,195,986    1,448,632
  Depreciation.................      32,658      38,045      29,423       32,836
  Interest Expense.............     690,673     307,766     228,809      688,360
  Costs and Expense of
   Litigation..................           0     734,056     675,000       27,565
                                 ----------  ----------  ----------   ----------
                                  7,024,040   6,405,032   5,187,511    5,101,005
Income (loss) Before Income
 Taxes.........................    (581,612)   (708,650)   (629,073)     215,189
Income Tax Provision...........           0     (53,774)          0            0
                                 ----------  ----------  ----------   ----------
Net Income (loss)..............  $ (581,612) $ (654,876) $ (629,073)  $  215,189
Less Dividends Paid on
 Preferred Stock...............           0           0           0            0
Net Income (loss) Applicable to
 Common Shareholders...........    (581,612)   (654,876)   (629,073)     215,189
Earnings (loss) Per Common
 Share.........................  $    (.193) $    (.211) $    (.203)  $     .069
                                 ==========  ==========  ==========   ==========


         The accompanying notes are an integral part of this statement.

                        UNITED FINANCIAL MORTGAGE CORP.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                COMMON    RETAINED
                                                STOCK     EARNINGS     TOTAL
                                              ----------  ---------  ----------
Balance as of April 30, 1995................. $1,601,768  $ 393,693  $1,995,961
Net Loss for the Year........................          0   (581,612)          0
55,555 shares issued by bridge financing.....    249,998          0           0
73,461 shares repurchased....................   (126,371)         0           0
Additional Paid in Capital...................    170,000          0           0
Balance as of April 30, 1996................. $1,895,395  $(187,919) $1,707,476
Net Loss for the year........................          0   (654,876)          0
55,555 shares issued on Bridge financing
 conversion..................................    275,001          0           0
42,500 shares issued on bridge financing.....    212,500          0           0
Balance as of April 30, 1997................. $2,382,896   (842,795) $1,540,100
Net Income for the nine months ended January
 31, 1998....................................          0    215,189           0
Balance January 31, 1998.....................  2,382,896   (627,606) $1,755,290



         The accompanying notes are an integral part of this statement.

                        UNITED FINANCIAL MORTGAGE CORP.

                            STATEMENT OF CASH FLOWS

                               YEAR         YEAR      NINE MONTHS   NINE MONTHS
                              ENDED         ENDED        ENDED         ENDED
                            APRIL 30,     APRIL 30,   JANUARY 31,   JANUARY 31,
                               1996         1997          1997         1998
                           ------------  -----------  ------------  -----------
                                                      (UNAUDITED)    (AUDITED)
Cash Flows from Operating
 Activities
Net Income or (Loss).....  $   (581,612) $  (654,876) $   (629,073) $   215,189
Adjustments to Reconcile
 Net Income to Net
 Cash Provided by
 Operating Activities
Depreciation.............        32,658       38,045        29,423       32,836
  Changes In
    Prepaid Expenses &
     Other Current
     Assets..............       178,899       68,522      (160,604)     (16,152)
    Accrued Expenses &
     Other Current
     Liabilities.........        13,886      (71,507)      (70,435)      46,307
    Accounts Payable.....        89,162      (34,984)     (168,641)       4,726
    Deposits.............        (2,029)      47,287        49,055       (7,297)
    Mortgage Loans Made..   (11,635,920)   3,402,925     8,639,351    3,667,399
    Changes In Bank Line
     of Credit...........    11,678,599   (3,726,646)   (8,666,381)  (3,900,903)
                           ------------  -----------  ------------  -----------
Net Cash Provided by
 Operating Activities....      (226,357)    (931,234)     (977,305)      42,105
                           ------------  -----------  ------------  -----------
Cash Flows from Investing
 Activities
  Purchase of Land.......             0            0             0     (303,250)
  Purchase of Fixed
   Assets................       (66,288)     (29,618)       (7,662)     (25,100)
  Servicing Rights.......             0       (7,199)            0       (7,199)
                           ------------  -----------  ------------  -----------
Net Cash provided from
 Investing Activities....       (66,288)     (29,618)       (7,662)    (335,549)
                           ------------  -----------  ------------  -----------
Cash Flows From Financing
 Activities
  Notes Receivable.......       (21,000)     (90,764)     (159,988)     (58,067)
  Changes in Long Term
   Debt..................        12,009       (5,604)      (27,595)     126,968
  Changes in Short Term
   Debt..................           625       (5,604)            0            0
  Officers Loans.........          (948)     (35,027)            0      (37,425)
  Proceeds from Preferred
   Stock Sales...........             0      565,000       565,000            0
  Common Stock Proceeds..       419,999      212,499       275,001            0
  Warrant Proceeds.......       780,000            0             0            0
  Deferred Advisor Fees..      (624,000)     156,000       117,000      117,000
  Bond Proceeds net......       239,583       41,037             0            0
  Deferred Offering
   Expenses..............             0      (94,233)      (52,500)     (49,192)
  Common stock on
   conversion............             0      275,000       187,500            0
  Stock Purchase.........      (126,371)           0             0            0
                           ------------  -----------  ------------  -----------
Cash Provided (Used) by
 Financing Activities....       679,897    1,018,304       904,418       99,284
                           ------------  -----------  ------------  -----------
Increase (Decrease) in
 Cash....................       387,252       57,452       (80,549)    (194,160)
Cash at Beginning of
 Period..................     1,573,507    1,960,759     1,960,759    2,018,211
                           ------------  -----------  ------------  -----------
Cash at End of Period....  $  1,960,759  $ 2,018,211  $  1,880,210  $ 1,824,051
                           ============  ===========  ============  ===========

         The accompanying notes are an integral part of this statement

                     UNITED FINANCIAL MORTGAGE CORPORATION

              NOTES TO AUDITED AND UNAUDITED FINANCIAL STATEMENTS

ORGANIZATION AND BUSINESS OF THE COMPANY

  United Financial Mortgage Corporation, is an Illinois Corporation organized on April 30, 1986 to engage in the residential mortgage banking business. The Company is a licensed mortgage banker in the states of Illinois, Wisconsin, Missouri, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Kentucky, Maryland, Nevada, North Carolina, Oregon, South Carolina, Texas, Utah, Virginia, Washington and Indiana. The Company is an approved mortgagee by the Department of Housing and Urban Development and is qualified to originate mortgage loans insured by the Federal Housing Administration as well as service for Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

REVERSE SHARE SPLIT

  In 1995, the Company's shareholders approved a reverse split of the Company's common shares pursuant to which each three outstanding common shares became two common shares. The reverse split was effective May 9, 1995. The accompanying financial statements reflect this reverse split as of May 1, 1995.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized when loans are sold after closings. Interest income from mortgages held by the Company and from short term cash investments is recognized as earned.

 Commissions and Fees

  Commissions and fees principally consist of premiums received from purchasers of mortgage loans originated by the Company. Gains (losses) from purchasing, selling, investing in or otherwise trading in closed mortgage loans are an immaterial portion of the Company's revenues and are included in the Statement of Income under the item entitled Revenues: Commissions and Fees.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash and short-term investments with original maturity of three months or less.

 Accounts Receivable

  Accounts receivable consist of advances made in connection with loan origination activities as well as advances made to branch offices.

 Concentration of Credit Risk

  Credit risk with respect to mortgage loan receivables and accounts receivable is generally diversified due to the large number of customers and the timely sale of the loans to investors, usually within one (1) month. The Company performs extensive credit investigation and verification procedures on loan applicants before loans are approved and fund disbursed. In addition, each loan is secured by the underlying real estate property. As a result, the Company has not deemed it necessary to provide reserves for the ultimate realization of the mortgage loan receivable.

 Fixed Assets

  Fixed assets consist of furniture, fixtures, equipment and leasehold improvements and are recorded at cost and are depreciated using the straight line method over their estimated useful lives. Furniture, fixtures and

                     UNITED FINANCIAL MORTGAGE CORPORATION
equipment are depreciated over 5-7 years and leasehold improvements over the shorter of the lease term or the estimated useful life of the asset. Upon asset retirement or other disposition, cost and the related allowance for depreciation are removed from the accounts, and gain or loss is included in the statement of income. Amounts expended as repairs and maintenance are charged to operations.

 Fair Value of Financial Instruments

  The carrying value of the Company's financial instruments, including cash and cash equivalents, mortgage receivables, accounts receivables, accounts payable and notes payable, as reported in the accompanying balance sheet, approximates fair value.

 Income Taxes

  The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." The liability method provides that deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Earnings (Loss) per Common Share

  Earnings (loss) per common share is calculated on net income (loss) after deduction for dividends paid on the Series A Preferred Shares. The number of common shares used in the computation is based upon the number of shares outstanding at the end of the period.

 Land Investment

  During the period ended January 31, 1998, the Company foreclosed on two mortgages notes and took possession of the property. The properties are recorded at their acquisition cost, which is the lower of cost or fair market value.

 Servicing Rights

  During the period ended January 31, 1998, the Company acquired limited servicing rights. These have been recorded in accordance with SFAS No. 125.

 Miscellaneous

  During the fourth quarter of the year ending April 30, 1996, the Company started an expansion plan pursuant to which the Company incurred higher salary and administrative costs.

NOTES PAYABLE

  The Company has mortgage warehouse credit facilities aggregating $22.5 million with several commercial banks and other financial institutions. These credit facilities are used to fund approved mortgage loans and are collateralized by mortgage loans. The Company is not required to maintain compensating balances.

  Amounts outstanding under the various credit facilities consist of the following:

                                                                  APRIL 30, 1997
                                                                  --------------
      $11 million mortgage warehouse credit facility at a
       commercial bank; interest at prime; expires 10/28/97.....   $ 6,913,312
      $1.5 million mortgage warehouse credit facility at a
       commercial bank; interest at prime; expires 2/14/98......       566,536
      Mortgage warehouse credit facility for the amount shown at a commercial bank; interest at the Federal Funds rate
       plus 2.25%; this loan will be paid off when the related
       loan is sold.............................................       199,750
      $10 million mortgage warehouse credit facility at a
       financial institution; interest at the Libor rate plus
       2.25%-2.75%; expires 9/30/97.............................     5,738,324
                                                                   -----------
        Total...................................................   $13,417,922
                                                                   ===========

                     UNITED FINANCIAL MORTGAGE CORPORATION

CONVERTIBLE DEBENTURES

  In connection with the 1995 Bridge Financing, in May, 1995 the Company issued $250,000 of convertible debentures with an interest rate of 10% and a maturity of one year and convertible into 55,555 shares of Common Stock if not repaid. The debentures were not repaid and thereby converted to Common Stock in May, 1996.

  In connection with the 1996 Bridge financing during the period November, 1996 to March, 1997 the Company issued $425,000 of convertible debentures with an interest rate of 10% and a maturity of one year. The debentures are to be paid upon the completion of an initial public offering before maturity. If not repaid by maturity, the debentures convert into 85,000 shares of Common Stock.

LEASE COMMITMENTS

  The Company conducts its operations from leased premises and with equipment under several operating leases. Total rent expense under these leases was approximately $177,612 and $172,963 for the years ended April 30, 1996 and 1997.

  Future minimum rental payments for the next five years at April 30, 1998 are as follows:

             Year Ending April 30,    Operating Leases
               1998..................     $144,076
               1999..................      122,050
               2000..................      111,898
               2001..................       84,213
               2002..................       81,876
                                          --------
                                          $544,113
                                          ========

INCOME TAXES

  The income tax provision consists of the following:

                                                                 YEAR ENDED
                                                                 APRIL 30,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
      Current:
        Federal.............................................. $ 3,683  $      0
        State................................................   1,054         0
                                                              -------  --------
                                                                4,737         0
                                                              -------  --------
      Deferred:
        Federal..............................................  (2,605)  (40,330)
        State................................................  (2,132)  (13,444)
                                                              -------  --------
                                                               (4,737)  (53,774)
                                                              -------  --------
      Total.................................................. $     0  $(53,774)
                                                              =======  ========

  The components of the deferred tax asset (liability) are as follows:

                                                                        APRIL
                                                            APRIL 30,    30,
                                                              1997      1996
                                                            ---------  -------
      Loss carry-forward................................... $(141,730)
      Deferred receivables.................................     3,368
      Accelerated depreciation.............................    12,099   (8,011)
                                                            ---------  -------
      Deferred Tax Asset (Liability).......................   126,263   (8,011)
      Valuation Allowance..................................   (80,500)
                                                            ---------  -------
      Net Deferred Tax Asset (Liability)................... $  45,763  $(8,011)
                                                            ---------  -------

  The effective tax rate for the years ended April 30, 1997 and 1996 differ from the statutory Federal tax rate of 34% due to valuation reserves on the recording tax loss carry-forwards.

                     UNITED FINANCIAL MORTGAGE CORPORATION

RECENT FINANCING

 1994 Private Placement

  In November, 1994 the Company sold 220,000 shares of Common Stock for an aggregate price of $2.25 per share. The net proceeds from this financing were applied in part to offer purchasers in the 1993 Private Placement the option of selling back some or all of their shares to the Company at the original subscription price, plus annual compounded interest of 10% for the period held. The Company repurchased 73,461 shares for an aggregate price of $126,371 in year ending April 30, 1996.

  In connection with the placement, the placement agent was issued, for nominal consideration, warrants to purchase 22,000 shares of the Company's Common Stock at an exercise price of $1.65 per share. The warrants were exercisable for a period of five years, subject to customary anti-dilution provisions and contain certain registration rights.

  The holders of shares purchased in the 1993 Private Placement have fully exercised their one-time right to sell their shares back to the Company and there are no additional repurchase requirements by the Company.

 1995 Bridge Financing

  In May, 1995, the Company sold two and one-half (2 1/2) units of a bridge financing with aggregate proceeds to the Company of $250,000. Each unit consisted of a convertible debenture with face value of $100,000 and 22,000 shares of Common Stock. The debentures carried an interest rate of 10% and matured in 12 months and were to be paid upon the effectiveness of a registration statement. If not paid by maturity, the debentures were convertible, in the aggregate, into 55,555 shares of Common Stock. The conversion shares were granted certain registration rights. For accounting purposes, the shares issued as a component of the unit were recorded at $4.50 per share, the conversion price for the debentures. This resulted in a like amount recorded as discount on the debentures. The discount was amortized as interest expense over the life of the debentures.

  The debentures were not paid at maturity and converted in their entirety to Common Stock in May, 1996.

  In connection with the bridge financing, the placement agent was issued, for nominal consideration, warrants to purchase 25,000 shares of the Company's Common Stock at an exercise price of $4.505 per share. The warrants are exercisable for a period of five years and contain certain registration rights.

 1996 Financing

  Beginning in November, 1996 the Company offered for sale twenty-two (22) units of another financing. Each unit consists of a convertible debenture with face value of $25,000 and 2,500 shares of Common Stock. The debentures carry an interest rate of 10% and mature in 12 months, or paid in full upon the effectiveness of a registration statement. If not paid by maturity, the debentures convert to an additional aggregate 110,000 shares of Common Stock. The conversion shares would be granted certain registration rights. For accounting purposes, the shares issued as a component of the unit were recorded at $5.00 per share, the conversion price of the debentures. This resulted in a like amount recorded as discount on the debenture, which is being amortized as interest expense on the debentures.

  The Company has reserved 110,000 shares of Common Stock for the conversion of the debentures.

  As of April 30, 1997, seventeen (17) units had been sold for aggregate gross proceeds of $425,000. Debentures totaling $425,000 and 42,500 shares of Common Stock were issued in conjunction with the sales.

SERIES A PREFERRED STOCK

  The Series A Preferred Stock is non-voting, nonparticipating and has a liquidation preference upon dissolution of the Company of $5,000 per share. The holders of the Preferred Stock are entitled to a variable

                     UNITED FINANCIAL MORTGAGE CORPORATION
dividend only at the discretion of and determination by the Board of Directors. No dividends were declared for the years ended April 30, 1996 and 1997.

STOCKHOLDERS' EQUITY

 Common Stock

  In the period ended April 30, 1996 pursuant to the terms of the sale of Common Stock in the 1994 Private Placement, the Company repurchased 73,461 shares of Common Stock for an aggregate price of $126,371. The Company has retired these shares.

 Warrants

  At April 30, 1997, the Company had total warrants outstanding to purchase 242,000 shares of the Company's Common Stock. The exercise price of the warrants range between $0.50 and $4.505 per share. Warrants for 47,000 shares expire on the fifth anniversary of their issuance. Warrants for 195,000 shares expire on April 30, 1999. In certain circumstances, the warrants have certain "piggy back" or other registration rights. At April 30, 1997, all warrants outstanding were exercisable.

  As of November 15, 1995 an advisor to the Company was issued warrants to purchase 195,000 shares of the Company's Common Stock at an exercise price of $0.50 per share. The warrants are exercisable until April 30, 1999 and contain certain registration rights. For accounting purposes, as of November 15, 1994, the Company recorded deferred advisor expense of $780,000 based upon a per share price of $4.50, which is being amortized over the life of the advisor warrant.

  The Company has reserved 242,000 common shares for issuance upon exercise of all warrants.

 Stock Option Plan

  In December, 1993 the Company adopted the Non-Qualified and Incentive Stock Option Plan and established the number of common shares issuable under the plan at 500,000 shares. The exercise price for shares under the plan is the fair market value of the Common Stock on the date on which the option is granted. The option price is payable either in cash, by the surrender of common shares in the Company, or a combination of both. The aggregate number of options granted in any one year cannot exceed 10% of the total shares reserved for issuance under the plan. Options will be exercisable immediately, after a period of time or in installments, and expire on the tenth anniversary of the grant. The plan will terminate in December, 2003.

  At April 30, 1997, the Company had not granted any options under the Plan.

  At April 30, 1997, the Company has reserved 500,000 common shares for issuance upon exercise of all options.

CONTINGENCIES

  The Company is defendant in a series of complaints relating to the operation of a branch office in Nevada. The complaints are for $182,000. The Company also is a defendant in another action alleging wrongful termination where the plaintiff is seeking damages of $50,000. The Company denies any liability regarding these matters; intends to vigorously defend against the allegations and has filed counterclaims in certain of these suits. Management believes that resolution of these matters will not have a material impact on the Company's financial statements.

  In October, 1996 the United States District Court entered into a judgment in favor of Lawyers Title Insurance Company against the Company in the amount of $583,049 relating to a dispute over certain cash

                     UNITED FINANCIAL MORTGAGE CORPORATION
transfers made in the year ending April 30, 1994. There can be no assurance that the judgment will be reversed on appeal or otherwise. The Company has recorded expenses of approximately $734,000, including the judgment and related attorney's fees, as of April 30, 1997.

EMPLOYEE BENEFIT PLANS

  Effective May 1, 1995, the employees of the Company who meet certain eligibility requirements can participate in the Company's 401(k) plan. Under the plan, the Company may, at its discretion, contribute to the plan. The Company has made no contributions to the plan.

 Compensation Relating to the President of the Company For Fiscal Year Ended April 30, 1996

  During the fiscal year ended April 30, 1996, the President of the Company waived all salary entitlements of any kind to partially offset the effect of expansion upon the Company's salary and commission expense. For accounting purposes, $170,000 of compensation expense was recorded for the President for the period ended April 30, 1996. Also, the Company has no contractual obligation or agreement with Mr. Khoshabe regarding the payment of any compensation relating to the fiscal year ended April 30, 1996. Mr. Khoshabe was paid a salary during fiscal 1997 in the amount of $180,000 that is reflected in the financial statements for that fiscal period.

RELATED PARTY TRANSACTIONS

  In June, 1996, the J.K. Trust purchased 113 shares of Series A Preferred Stock for a cash payment of $565,000. The President, Chief Executive and Chairman of the Board of the Company is the trustee of the J.K. Trust. The trust is the majority shareholder of the Company.

NOTES PAYABLE

  The Company has mortgage warehouse credit facilities aggregating $22.5 million with several commercial banks and other financial institutions. These credit facilities are used to fund approved mortgage loans and are collateralized by mortgage loans. The Company is not required to maintain compensating balances.

  Amounts outstanding under the various credit facilities consist of the following:

                                                               JANUARY 31, 1998
                                                                 (UNAUDITED)
                                                               ----------------
      $20 million mortgage warehouse credit facility at a
       commercial bank; interest at prime, less .75 percent,
       expires 10/28/98.......................................    $8,228,053
      $1.5 million mortgage warehouse credit facility at a
       commercial bank; interest at prime; expires 2/14/98....       418,000
      $1.0 million mortgage credit facility at a commercial
       bank; with interest at prime, expires 10/28/98.........       870,966
                                                                  ----------
        Total.................................................    $9,517,019
                                                                  ==========

PENDING PUBLIC OFFERING OF COMMON STOCK

  In December, 1997, the Company intends to file an amendment to a registration statement with the Securities and Exchange Commission for an underwritten initial public offering of the Company's Common

                     UNITED FINANCIAL MORTGAGE CORPORATION

        NOTES TO AUDITED AND UNAUDITED FINANCIAL STATEMENTS--CONCLUDED Stock. Upon the effectiveness of the registration statement, and receipt of funds from the offering, the Company is obligated to retire all convertible debentures outstanding and accrued interest thereon from the 1996 Bridge Financing and to redeem 150 shares of the Series A Preferred Stock (aggregating $750,000).

  In addition, upon the effectiveness of the above offering, the Company will enter into a five year employment agreement with the President and Chief Executive Officer. The agreement provides for a base salary of $250,000 per year, certain health, disability and allowance benefits and an annual incentive compensation payment equal to 10% of the increase in the Company's pre-tax income from the prior year.

 Commissions and Fees

  Commissions and fees principally consist of premiums received from purchasers of mortgage loans originated by the Company. Gains (losses) from purchasing, selling, investing in or otherwise trading in closed mortgage loans are an immaterial portion of the Company's revenues and are included in the Statement of Income under the item entitled Revenues: Commissions and Fees.

INCOME TAXES

                                                                     NINE
                                                                  MONTHS ENDED
                                                                 JANUARY  31,
                                                               -----------------
                                                                 1997     1998
                                                               -------- --------
      Current:
        Federal............................................... $      0 $      0
        State.................................................        0        0
                                                               -------- --------
                                                                      0        0
                                                               -------- --------
      Deferred:
        Federal...............................................        0        0
        State.................................................        0        0
                                                               -------- --------
                                                                      0        0
                                                               -------- --------
      Total................................................... $      0 $      0
                                                               ======== ========

  The components of the deferred tax asset (liability) are as follows:

                                                            NINE MONTHS ENDED
                                                               JANUARY 31,
                                                            ------------------
                                                              1997     1998
                                                            -------- ---------
      Loss carry-forward................................... $      0 $(141,730)
      Deferred receivables.................................        0
      Accelerated depreciation.............................        0     9,578
                                                            -------- ---------
      Deferred Tax Asset (Liability).......................        0   132,152
      Valuation Allowance..................................        0   (86,389)
                                                            -------- ---------
      Net Deferred Tax Asset (Liability)................... $      0 $  45,763
                                                            ======== =========

  The effective tax rate for the years ended January 31, 1997 and 1998 differ from the statutory Federal tax rate of 34% due to valuation reserves on the recording tax loss carry-forwards.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALES PERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMA-TION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN GIVEN OR MADE BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OF-FER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON TO WHOM, OR IN ANY JURISDICTION IN WHICH SUCH OF-FER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary........................................................   3
Risk Factors..............................................................   6
Use of Proceeds...........................................................  13
Dividend Policy...........................................................  14
Determination of the Offering Price.......................................  14
Dilution..................................................................  14
Capitalization............................................................  15
Management Discussion and Analysis of Results of Operations and Financial
 Condition................................................................  15
Certain Relationships and Related Transactions............................  19
Principal Stockholders....................................................  20
The Company and its Business..............................................  20
Legal Proceedings.........................................................  28
Management................................................................  29
Historical of Security Placements.........................................  32
Description of Securities.................................................  34
Shares Eligible for Future Sale...........................................  36
Underwriting..............................................................  37
Commission Position on Indemnification for Securities Act Liabilities.....  40
Legal Matters.............................................................  40
Experts...................................................................  40
Additional Information....................................................  40
Index to Financial Statements ............................................ F-1

                               ----------------

 UNTIL             , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGIS-
TERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS AS WHEN ACTING AS UNDERWRIT-ERS AND WITH RESPECT TO THEIR SOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                800,000 SHARES
                                      OF
                                 COMMON STOCK

                                     LOGO

                               UNITED FINANCIAL
                                MORTGAGE CORP.

                               ----------------

                                  PROSPECTUS

                               ----------------

                        MILLS FINANCIAL SERVICES, INC.

                                        , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Bylaws ("Bylaws") and the Illinois Business Corporation Act (the "Corporation Act") provides, in general, that the Company shall indemnify an individual made a party to a proceeding because he is or was an officer or director, against liability incurred in the proceeding (other than a proceeding by or in the right of the corporation in which the officer or director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him) if such officer or director conducted himself in good faith and he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest of the Corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

  The Company believes that the indemnification provided to officers and directors of the Company may increase the likelihood of liability claims being asserted against such persons.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the estimated expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions.

             SEC registration fee...... $  2,230.00
             NASD filing fee...........    3,000.00*
             Chicago Stock Exchange
              Filing Fees..............   15,000.00*
             Accounting fees and
              expenses.................   30,000.00*
             Legal fees and expenses...  125,000.00*
             Blue sky fees and
              expenses.................    5,505.00*
             Cost of printing and
              engraving................   60,000.00*
             Transfer Agent Fees.......    2,000.00*
             Miscellaneous.............   16,000.00
                                        -----------
                 Total................. $258,735.00(1)
                                        ===========

--------
   *Estimated
(1) Excludes a Non-Accountable Expense Allowance of $156,000 payable to the Underwriter from the proceeds of the offering.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  On April 16, 1986, the Company sold 100 shares of its Common Stock to Mr. Joseph Khoshabe, the Company's president and sole shareholder, for an aggregate purchase price of $25,000. In 1990, the Company sold an additional 100 shares of its Common Stock to Mr. Khoshabe for additional consideration of $105,070. These transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) thereof. After December 16, 1993, the Company issued and Mr. Khoshabe received 2,531,642, thus bringing the total shares issued to him to 2,531,842.

  In 1988, 1992 and 1996, the Company effected private placements of 213 shares of its Series A Non-Voting Preferred Stock, no par value, to Joseph Khoshabe and the Joseph Khoshabe Trust for an aggregate consideration of $1,065,000. These transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Act, pursuant to Section 4(2) thereof. All shares of common and preferred stock previously held by Mr. Joseph Khoshabe have been registered in the name of the J.K. Trust.

 1993 Private Placement

  During the period from September 8, 1993 to December 14, 1993, the Company engaged in a private offering of its Common Stock. As a result of the private offering, the Company offered for sale a total of 268,000 shares of Common Stock for $400,000. The net proceeds of the private offering were applied to pay the costs and expenses of that offering and the Prior Registration Statement, provide up to $45,000 to the Company to open one or more branch offices, with the remainder to the Company's working capital. This transaction was a private transaction not involving a public offering and was exempt from the registration provisions of the Act, pursuant to Section 4(2) and Rules 505 and 506 promulgated thereunder. Mills Financial Services, Inc. of Des Plaines, Illinois ("Placement Agent") acted as the placement agent for the private placement of these shares. The Placement Agent was paid a commission of ten percent (10%) of the securities sold. The basis for the claimed exemptions is that the Company substantially complied with the applicable conditions of Rules 505(b) and 506(b) to qualify for the exemptions set forth in Rules 505 and 506. A total of 16 investors purchased securities of the Company with respect to this offering of which 9 persons were accredited investors, and 5 investors the Company reasonably believed prior to making such sales had such knowledge and experience in financial matters that he or she was capable of evaluating the merits and risks of the prospective investment.

 1994 Private Placement

  Pursuant to the 1994 Private Placement, the Company sold 220,000 Shares for $2.25 per Share. The net proceeds of the offering were applied to offer shareholders in the 1993 Private Placement the opportunity to sell their Shares to the Company for an amount equal to the original subscription price, plus annual compounded interest at ten percent (10%). This transaction was a private transaction not involving a public offering, and was exempt from the registration provisions of the Act, pursuant to Section 4(2) and Rules 505 and 506 promulgated thereunder. Mills Financial Services, Inc. and Neidiger/Tucker/Bruner, Inc. acted as the placement agents for the private placement of these Shares. The placement agents were paid a commission of thirteen percent (13%) of the securities sold, and were issued warrants to purchase 22,000 Shares ("1994 Warrants"). The 1994 Warrants are exercisable for a period of five (5) years from the date of issuance and are exercisable to purchase one (1) share of common stock at $1.65 per share. The basis for the claimed exemptions is that the Company substantially complied with the applicable conditions of Rules 505(b) and 506(b) to qualify for the exemptions set forth in Rules 505 and 506. A total of 21 investors purchased securities of the Company with respect to this offering of which 17 persons were accredited investors, and 4 investors the Company reasonably believed prior to making such sales had such knowledge and experience in financial matters that he or she was capable of evaluating the merits and risks of the prospective investment.

 1995 Bridge Financing

  Pursuant to the terms of the May 15, 1995 Private Placement regarding a certain 1995 Bridge Financing, the Company offered and sold two and one-half (2 1/2) units ("Units"), each consisting of one (1) $100,000 ten percent (10%) convertible debenture ("Debenture") and 22,222 shares of no par value common stock. The net proceeds of that offering were applied to provide capital for expansion of the Company's loan origination and servicing activities and for general working capital purposes.

  This offering was a private transaction not involving a public offering and was exempt from the registration provisions of the Act pursuant to Section 4(2) and Rules 505 and 506 promulgated thereunder. Neidiger/Tucker/Bruner, Inc. and Mills Financial Services, Inc. acted as the placement agents for the private placement of the Units. The placement agents were paid a commission of ten percent (10%) of the securities sold, and were issued warrants to purchase 25,000 Shares ("1995 Warrants"). The 1995 Warrants are exercisable for a period of five (5) years from the date of issuance and are exercisable to purchase one (1) Share at $4.505 per Share. The basis for the claimed exemptions is that the Company substantially complied with the applicable conditions of Rules 505(b) and 506(b) to qualify for the exemptions set forth in Rules 505 and 506. A total of 4 accredited investors purchased securities of the Company with respect to this offering.

 1996 Bridge Financing

  Pursuant to the terms of the November 1, 1996 Private Placement, regarding a certain 1996 Bridge Financing, the Company offered and sold seventeen (17) units ("Units"), each consisting of one (1) $25,000 ten percent (10%) convertible debenture ("1996 Debenture") and 2,500 shares of no par value common stock. The net proceeds of the offering will be applied to finance the cost of this offering and for general working capital purposes.

  This offering was a private transaction not involving a public offering and was exempt from the registration provisions of the Act pursuant to Section 4(2) and Rules 505 and 506 promulgated thereunder. Mills Financial Services, Inc. acted as the placement agent of the Units. The placement agent was paid a commission of ten percent (10%) of the securities sold. The basis for the claimed exemptions is that the Company substantially complied with the applicable conditions of Rules 505(b) and 506(b) to qualify for the exemptions set forth in Rules 505 and 506. A total of 14 investors purchased securities of the Company with respect to this offering of which 8 persons were accredited investors, and 6 investors the Company reasonably believed prior to making such sales had such knowledge and experience in financial matters that he or she was capable of evaluating the merits and risks of the prospective investment.

ITEM 28. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

    (2) That for the purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF OAK BROOK, STATE OF ILLINOIS ON THIS
  TH DAY OF     , 1998.

                                          United Financial Mortgage Corp.

                                                   /s/ Joseph Khoshabe
                                          By: _________________________________
                                                 Joseph Khoshabe, President


                                                   /s/ Steve Khoshabe
                                          By: _________________________________
                                               Steve Khoshabe, Executive Vice
                                                         President

  Mr. Steve Khoshabe has executed this signature page on behalf of the Registrant in his capacity as the principal financial officer of the Registrant.

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSON IN THE CAPACITIES AND ON THE DATE STATED ABOVE:

                 SIGNATURE
                 ---------
          /s/ Joseph Khoshabe
-------------------------------------------
              Joseph Khoshabe

  Mr. Joseph Khoshabe has executed this signature page on behalf of the Registrant in his separate capacities as the principal executive officer of the Registrant and in his capacity as the sole director of the Board of Directors of the Registrant.

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                        DOCUMENT DESCRIPTION
 -------                        --------------------
  1.      Form of Underwriting Agreement, Underwriter's Warrant and
           Underwriter's Warrant Purchase Agreement*
  2.      Not Applicable
  3(i)    Articles of Incorporation*
  3(ii)   By-laws of the Registrant*
  4.      Not Applicable
  5.      Opinion regarding Legality*
  6.      Not Applicable
  7.      Removed and Reserved
  8.      Not Applicable
  9.      Not Applicable
 10(i)    Form of Employment Agreement between the Registrant and Joseph
           Khoshabe*
 10(ii)   Form of Transfer Agent and Registrar Agreement*
 10(iii)  Tena Companies, Inc., Quality Control Agreement*
 10(iv)   PaineWebber Loan Purchase Agreement and Mortgage Loan Custodial
           Agreement*
 10(v)    West Suburban Bank, $20,000,000 Promissory Note; Mortgage
           Warehouse Line of Credit and Security Agreement; and Guaranty
 10(vi)   Corporate Headquarters Real Property Lease, and amendments*
 10(vii)  Advisor Warrant*
 10(viii) Form of Lock Up Agreement (To be filed by amendment)*
 10(ix)   Form of Consolidated Promissory Note of Joseph E. Kurczodyna*
 11.      Not Applicable
 12.      Not Applicable
 13.      Not Applicable
 14.      Not Applicable
 15.      Not Applicable
 16.      Not Applicable
 17.      Not Applicable
 18.      Not Applicable
 19.      Not Applicable
 20.      Not Applicable
 21.      Not Applicable
 22.      Not Applicable
 23(i)    Consent of Independent Public Accountants
 23(ii)   Consent of Issuer's Counsel*
 24.      Power of Attorney*
 25.      Not Applicable
 25/A.    Not Applicable
 26.      Not Applicable
 27.      Not Applicable
 28.      Not Applicable
 99.      Non-qualified and Incentive Stock Option Plan*

--------
  *Represents previously filed Exhibits.